UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Norfolk Southern Corporation

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Notice and Proxy Statement

Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION

Three Commercial Place, Norfolk, Virginia 23510

Notice of Annual Meeting

of Stockholders to be Held

on Thursday, May 12, 2011

We will hold our Annual Meeting of Stockholders at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 12, 2011, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

1.	Election of four directors for one year terms ending in 2012.

2.	Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as our independent auditors for 2011.

3.	Approval, by non-binding vote, of executive compensation.

4.	Recommendation, by non-binding vote, of the frequency of executive compensation votes.

5.	Transaction of such other business as properly may come before the meeting.

Only stockholders of record as of the close of business on March 4, 2011 will be entitled to notice of and to vote at the meeting.

By order of the Board of Directors,
HOWARD D. McFADDEN
Corporate Secretary

Dated: March 23, 2011

If you do not expect to attend the meeting, we urge you to provide your proxy by marking, dating and signing the enclosed proxy card and returning it in the accompanying envelope, or by submitting your proxy over the telephone or the Internet as more particularly described on the enclosed proxy card. You may revoke your proxy at any time before your shares are voted by following the procedures described in the accompanying proxy statement.

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510

March 23, 2011

PROXY STATEMENT

This proxy statement and the accompanying proxy card relate to the Board of Directors’ solicitation of your proxy for use at our Annual Meeting of Stockholders to be held on May 12, 2011. We began mailing to you and other stockholders this proxy statement and the accompanying proxy card on approximately March 23, 2011, in order to furnish information relating to the business to be transacted at the 2011 Annual Meeting. We also included a copy of our 2010 Annual Report and its Form 10-K (referred to together herein as the “annual report”) in the mailing for informational purposes; the annual report is not a part of the proxy solicitation materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2011

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. In accordance with SEC rules, you may access our notice and proxy statement and annual report at http://bnymellon.mobular.net/bnymellon/nsc, which does not have “cookies” that identify visitors to the site. The notice and proxy statement are also available at that web site. In addition, this proxy statement and our annual report are available on our web site at www.nscorp.com.

INFORMATION ABOUT VOTING

Only stockholders of record as of the close of business on March 4, 2011, are entitled to notice of and to vote at the 2011 Annual Meeting. As of the March 4, 2011, record date, 374,700,530 shares of our common stock were issued and outstanding. Of those shares, 354,379,753 shares were owned by stockholders entitled to one vote per share. The remaining 20,320,777 shares were held by our wholly owned subsidiaries, which are not entitled to vote those shares under Virginia law.

As a convenience, you may vote by telephone or the Internet in the manner described on the enclosed proxy card. Or, you may vote by mail by marking, dating and signing the enclosed proxy card and returning it to BNY Mellon Shareowner Services. Alternatively, you may vote in person at the 2011 Annual Meeting.

To obtain directions to be able to attend the meeting and vote in person, you may contact: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

If you are the beneficial owner of any shares held in street name by a broker, bank or other nominee, you may vote your shares by submitting your voting instructions to that entity. Please refer to the voting instruction card that your broker, bank or other nominee record holder included with these

+materials. Your shares may be voted on certain matters if they are held in street name by a broker, even if you do not provide the record holder with voting instructions; brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of the selection of KPMG LLP as our independent registered public accounting firm (Item 2) is considered a routine matter for which brokers may vote shares they hold in street name, even in the absence of voting instructions from the beneficial owner. The election of directors (Item 1), advisory vote on executive compensation (Item 3) and advisory vote on the frequency of the executive compensation vote (Item 4) are not considered routine matters, and the broker cannot vote the shares on these proposals if it has not received voting instructions from the beneficial owner of the shares with respect to the proposals (“broker non-vote”).

If shares are credited to your account in the Norfolk Southern Corporation Thoroughbred Retirement Investment Plan or the Thrift and Investment Plan, your proxy submitted in the form of a proxy card or over the telephone or Internet serves as voting instructions for the trustee of the plans, Vanguard Fiduciary Trust Company. If your proxy is not received by 4 P.M. Eastern Time on May 9, 2011, the trustee of these plans will vote your shares for each item on the proxy card in the same proportion as the shares that are voted for that item by the other participants in the respective plan.

Any stockholder of record may revoke a previously submitted proxy at any time before the shares are voted by: (a) giving written notice of revocation to our Corporate Secretary; (b) submitting subsequent voting instructions over the telephone or the Internet; (c) delivering a validly completed proxy card bearing a later date; or (d) attending the 2011 Annual Meeting and voting in person.

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the 2011 Annual Meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

We will pay the cost of preparing proxy materials and soliciting proxies, including the reimbursement, upon request, of trustees, brokerage firms, banks and other nominee record holders for the reasonable expenses they incur to forward proxy materials to beneficial owners. Our officers and other regular employees may solicit proxies by telephone, facsimile, electronic mail or personal interview; they receive no additional compensation for doing so. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $10,000 plus reasonable out-of-pocket expenses.

We currently plan to deliver multiple annual reports and proxy statements to multiple record stockholders sharing an address, but intermediaries may choose to deliver a single copy of one or both of these documents. Upon request, we will promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this proxy statement or the 2010 Annual Report now or in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may contact: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

CONFIDENTIALITY

We have policies in place to safeguard the confidentiality of proxies and ballots. BNY Mellon Shareowner Services, Jersey City, N.J., which we have retained at an estimated cost of $7,200 plus out-of-pocket expenses to tabulate all proxies and ballots cast at the 2011 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

None of our employees or members of our Board of Directors have access to completed proxies or ballots and, therefore, do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on a proxy or ballot, or when there is a need to determine the validity of a proxy or ballot, our management and/or their representatives may be involved in providing the answer to the question or in determining such validity.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1:	ELECTION OF DIRECTORS

At the 2011 Annual Meeting, the terms of four directors will expire: those of Gerald L. Baliles, Erskine B. Bowles, Karen N. Horn, and J. Paul Reason. On February 28, 2011, the Board of Directors amended our Bylaws to increase the number of directors from twelve to thirteen and elected Erskine B. Bowles to fill the resulting vacancy at the recommendation of the Governance and Nominating Committee. Under Virginia law, the term of a director elected by the Board to fill a vacancy expires at the next stockholders’ meeting at which directors are elected. Gene R. Carter, whose term would have expired at this Annual Meeting, and Landon Hilliard, whose term would have expired at the 2013 Annual Meeting, will be retiring from the Board of Directors effective the date of this Annual Meeting in accordance with the director retirement policy in the Corporation’s Governance Guidelines. As a result, on February 28, 2011, the Board of Directors also amended the Corporation’s Bylaws effective May 12, 2011, to reduce the number of directors on the Board from thirteen to eleven.

At the last Annual Meeting, the Corporation’s stockholders approved an amendment to the Articles of Incorporation to declassify the Board of Directors. As a result, each of the directors elected at this meeting will serve one-year terms continuing until the 2012 Annual Meeting of Stockholders. Continuing directors will serve the remainder of their three-year terms. At the 2013 Annual Meeting of Stockholders, all directors elected at that meeting will serve one-year terms.

Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the election of Gov. Baliles, Mr. Bowles, Dr. Horn and Adm. Reason as directors for one-year terms that begin at the 2011 Annual Meeting of Stockholders and continue until the 2012 Annual Meeting of Stockholders or until the election and qualification of their respective successors or their earlier removal or resignation.

If any nominee becomes unable to serve, your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

One nominee for election at this meeting, Erskine B. Bowles, previously has not been elected by the stockholders of Norfolk Southern. Mr. Bowles was recommended by a third party director search firm retained by the Governance and Nominating Committee in 2010 and 2011. Norfolk Southern paid a fee to the firm on behalf of the Governance and Nominating Committee to identify, evaluate and recommend potential candidates for election to the Board of Directors.

So that you have information concerning the independence of the process by which our Board of Directors selected the nominees and directors whose terms will continue after the 2011 Annual Meeting, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

The Board of Directors recommends that the stockholders vote FOR each of the nominees for election as directors.

Vote Required to Elect a Director: Under Virginia law and under our Restated Articles of Incorporation, directors are elected at a meeting, so long as a quorum for the meeting exists, by a plurality of the votes cast by the shares entitled to be voted in the election. Abstentions or shares that are not voted are not counted as cast for this purpose. However, pursuant to our Bylaws, in uncontested elections of directors, such as this election, any nominee for director who receives a greater number of “against” votes than votes “for” his or her election must tender his or her resignation to the Board of Directors for consideration by our Governance and Nominating Committee. Abstentions or shares that are not voted are not counted for purposes of this majority voting provision.

Additional information on the “Areas of Expertise” for directors and nominees can be found on page 16 of this proxy statement under “Qualifications of Directors and Nominees.”

Nominees—for terms expiring in 2012

Gerald L. Baliles Charlottesville, Virginia	Independent Director since 1990 Areas of Expertise CEO/Senior Officer Governance/Board Governmental Relations Human Resources/ Compensation Strategic Planning Transportation	Governor Baliles, 70, has been Director of the Miller Center of Public Affairs at the University of Virginia since April 2006. Gov. Baliles was a Partner in the law firm of Hunton & Williams, a business law firm with offices in several major U.S. cities and international offices, from 1990 until his retirement in March 2006. He is a former Governor and Attorney General of the Commonwealth of Virginia. Gov. Baliles also serves as a director of Altria Group, Inc.

Erskine B. Bowles Charlotte, North Carolina	Independent Director since 2011 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Governmental Relations Human Resources/ Compensation Strategic Planning	Mr. Bowles, 65, has been a Senior Advisor to Carousel Capital since 2001 and is Co-Chairman of the National Commission on Fiscal Responsibility and Reform. He is currently a director of Morgan Stanley and Cousins Properties, Inc. Mr. Bowles was President of the University of North Carolina system from 2006 to 2010, and previously served as White House Chief of Staff under President Clinton. Mr. Bowles was formerly a director of General Motors, North Carolina Mutual Life Insurance Company, Merck & Co., Inc., and VF Corporation.

Karen N. Horn Lyme, Connecticut	Independent Director since 2008 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Human Resources/ Compensation Strategic Planning	Dr. Horn, 67, has been a partner with Brock Capital Group since 2003. Dr. Horn served as president of Private Client Services and managing director of Marsh, Inc., a subsidiary of MMC, from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking, Bankers Trust Company; Chair and Chief Executive Officer of Bank One, Cleveland, N.A.; President of the Federal Reserve Bank of Cleveland; Treasurer of Bell Telephone Company of Pennsylvania; and Vice President of First National Bank of Boston. Dr. Horn serves as director of T. Rowe Price Mutual Funds, Simon Property Group, Inc., and Eli Lilly and Company and as Vice Chairman of the U.S. Russia Foundation. She is a member of the Executive Committee of the National Bureau of Economic Research and the Council on Foreign Relations.

J. Paul Reason Washington, DC	Independent Director since 2002 Areas of Expertise CEO/Senior Officer Governance/Board Governmental Relations Human Resources/ Compensation Information Technology Strategic Planning	Admiral Reason, 69, served as Vice Chairman and previously as President and COO of Metro Machine Corp., an employee-owned ship repair company that operates shipyards in Norfolk, Virginia and Philadelphia and Erie, Pennsylvania, from 2000 to 2006. Adm. Reason was Vice President for Ship Systems at SYNTEK Technologies, Inc., from the end of his naval service in 1999 until 2000. From 1996 until 1999 he served as Commander in Chief of the US Atlantic Fleet. Adm. Reason serves as a director of Amgen, Inc. He is also Chair of the ORAU Foundation, a member of the Oak Ridge Associated Universities Board, a member of the National War Powers Commission and a member of the Naval Studies Board of the National Academies. Adm. Reason has previously served as a director of Wal-Mart Stores, Inc. and Todd Shipyards, Inc.

Continuing Directors—those whose terms expire in 2012

Daniel A. Carp Naples, Florida	Independent Director since 2006 Areas of Expertise CEO/Senior Officer Governance/Board Human Resources/ Compensation Information Technology Strategic Planning Transportation	Mr. Carp, 62, served as Chairman of the Board and Chief Executive Officer of Eastman Kodak Company from 2000 to 2005, having previously served as President and Chief Operating Officer and as a director of Eastman Kodak. He retired from Kodak at the end of 2005. He is non-executive Chairman of the Board of Delta Air Lines, Inc. and is also a director of Texas Instruments Incorporated. Mr. Carp has previously served as a director of Liz Claiborne, Inc.

Steven F. Leer St. Louis, Missouri	Independent Director since 1999 Areas of Expertise CEO/Senior Officer Environmental/Safety Governance/Board Human Resources/ Compensation Marketing Strategic Planning Transportation	Mr. Leer, 58, has been Chief Executive Officer and a director of Arch Coal, Inc., a company engaged in coal mining and related businesses, since 1992, and became Chairman of the Board in December 2006. He is also a director of USG Corporation.

Michael D. Lockhart Lancaster, Pennsylvania	Independent Director since 2008 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Marketing Strategic Planning Transportation	Mr. Lockhart, 61, served as Chairman of the Board, President and Chief Executive Officer of Armstrong World Industries, Inc., and its predecessor, Armstrong Holdings, Inc. from 2000 until his retirement in February 2010. Mr. Lockhart previously served as Chairman and Chief Executive Officer of General Signal, a diversified manufacturer, from September 1995 until it was acquired in 1998. He joined General Signal as President and Chief Operating Officer in 1994. From 1981 until 1994, Mr. Lockhart worked for General Electric Company in various executive capacities in GE Capital, GE Transportation, and GE Aircraft Engines. Mr. Lockhart has previously served as a director of Armstrong World Industries, Inc.

Charles W. Moorman, IV Virginia Beach, Virginia	Director since 2005 Areas of Expertise CEO/Senior Officer Environmental/Safety Governance/Board Governmental Relations Information Technology Strategic Planning Transportation	Mr. Moorman, 59, has been Chairman of Norfolk Southern since February 2006, Chief Executive Officer since November 2005 and President since October 2004. Prior thereto he served as Senior Vice President Corporate Planning and Services from December 2003 to October 2004, Senior Vice President Corporate Services from February 2003 to December 2003 and President Thoroughbred Technology and Telecommunications, Inc. from 1999 to November 2004.

Continuing Directors—those whose terms expire in 2013

Thomas D. Bell, Jr. Atlanta, Georgia	Independent Director since 2010 Areas of Expertise CEO/Senior Officer Governance/Board Governmental Relations Human Resources/ Compensation Marketing Strategic Planning	Mr. Bell, 61, is the Chairman of SecurAmerica LLC, a provider of contract security services, and Vice Chairman and a Partner in Goddard Investment Group, a commercial real estate investment group. He served as Chairman and Chief Executive Officer of Cousins Properties, Inc., from 2006 through 2009. He is also a director of Regal Entertainment Group and AGL Resources. Mr. Bell has previously served as a director of Cousins Properties, Inc., Credit Suisse First Boston, Credit Suisse Group and Lincoln Financial Group.

Alston D. Correll Atlanta, Georgia	Independent Director since 2000 Areas of Expertise CEO/Senior Officer Environmental/Safety Finance/Accounting Governance/Board Human Resources/ Compensation Marketing Strategic Planning Transportation	Mr. Correll, 69, has been Chairman of Atlanta Equity Investors, LLC since September 2007. He retired as Chairman and Chief Executive Officer of Georgia-Pacific Corporation, a manufacturer and distributor of tissue, pulp, paper, packaging, building products and related chemicals, in January 2006, a position he had held since 1993. He is also a director of SunTrust Banks, Inc. and Mirant Corporation. Mr. Correll has previously served as a director of Georgia-Pacific Corporation.

Burton M. Joyce Gulfport, Florida	Independent Director since 2003 Areas of Expertise CEO/Senior Officer Finance/Accounting Governance/Board Human Resources/ Compensation Strategic Planning	Mr. Joyce, 69, joined the Board of Directors of IPSCO Inc., a leading steel producer, in 1992, and served as Chairman from 2000 to 2007. Mr. Joyce previously served as Vice Chairman, President and Chief Executive Officer of Terra Industries, Inc. Mr. Joyce has previously served as a director of IPSCO Inc., Hercules Inc., Chemtura, Terra Nitrogen and Terra Industries.

ITEM 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on January 24, 2011, the Audit Committee of the Board of Directors appointed the firm of KPMG LLP (“KPMG”), independent registered public accounting firm, to perform for 2011 the integrated audit of our consolidated financial statements and internal control over financial reporting. KPMG and its predecessors have acted as our auditors (and for one of our predecessor companies, Norfolk and Western Railway Company) since 1969.

For the years ended December 31, 2010, and December 31, 2009, KPMG billed us for the following services:

	2010	2009
Audit Fees[1]	$2,145,000	$2,249,000
Audit-Related Fees[2]	$91,170	$141,034
Tax Fees	0	$0
All Other Fees	0	$0

1 Audit Fees include fees for professional services performed by KPMG for the audit of our annual financial statements and internal control over financial reporting (integrated audit), the review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2 Audit-Related Fees principally include fees for audit-related tax services, employee benefit plan audits and audits of subsidiaries and affiliates.

The Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services to be provided. KPMG rendered only audit and audit-related services to us in 2009 and 2010. In 2011, the Audit Committee adopted a general practice that in certain circumstances it may be appropriate due to KPMG’s knowledge, experience, and expertise with respect to Norfolk Southern’s financial statements, to request that KPMG perform specified tax related activities. The Audit Committee considers and approves at each January meeting anticipated services to be provided during the year, as well as the projected fees for those services. The Audit Committee considers and pre-approves additional services and fees, including Tax Fees, as needed at each meeting. The Audit Committee has delegated authority to its Chair to pre-approve services between meetings, provided that the Chair reports any such pre-approval to the Audit Committee at its next meeting. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of KPMG. All services rendered to us by KPMG in 2009 and 2010 were pre-approved in accordance with these procedures.

Representatives of KPMG are expected to be present at the 2011 Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

The Audit Committee recommends, and the Board of Directors concurs, that stockholders vote FOR the proposal to ratify the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2011, even though such stockholder approval is not legally required.

Vote Required to Ratify Appointment: Under Virginia law and under our Restated Articles of Incorporation, actions such as the ratification of the appointment of auditors are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted are not “cast” for this purpose. You should note that brokers have the authority to vote their customers’ shares on the ratification of the appointment of KPMG as our independent registered public accounting firm even if they do not receive instructions as to how to vote on the matter.

ITEM 3:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting that our stockholders provide an advisory vote on the compensation of our Named Executive Officers, as such compensation is reflected in our “Compensation Discussion and Analysis” beginning on page 29 and our Executive Compensation Tables beginning on page 40. This “Say-on-Pay” vote is required by the newly enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). While the Say-on-Pay vote is advisory, and therefore not binding on the Board, the Compensation Committee and the Performance-Based Compensation Committee will consider the results of any significant vote against the compensation of the Named Executive Officers and determine whether any actions are necessary or advisable to address the concerns expressed by stockholders.

Our executive compensation program has been designed by our Compensation Committee and Performance-Based Compensation Committee with advice from their compensation consultant. The executive compensation program is designed to align executives’ compensation with our overall business strategies, attract and retain highly qualified executives, and provide incentives that drive stockholder value. The Compensation Committee and Performance-Based Compensation Committee have approved a mix of salary and cash and equity incentive compensation that they believe best serves the interests of the Corporation and its stockholders in achieving those objectives.

The compensation of our Named Executive Officers in 2010 consisted primarily of the following components, all as described more fully in the “Compensation Discussion and Analysis” beginning on page 29:

•	Base Salary.

•	Annual Bonus: The annual bonus paid under the Executive Management Incentive Plan is based on performance against financial, operational and service metrics.

•

Long-Term Incentive Awards: The Company’s long-term equity incentive awards under the Long-Term Incentive Plan target longer-term achievement of Corporate objectives and are designed to create an ownership culture among the executives of the Corporation. Grants under the Long-Term Incentive Plan include stock options, time-based restricted stock units and performance shares that are earned out based on achievement of Corporate objectives over a three-year performance cycle, all as more fully described in the Compensation Discussion and Analysis.

•

Retirement Plan: The Retirement Plan and Supplemental Benefit Plan of the Corporation, both as more fully described in the Compensation Discussion and Analysis, provide retirement benefits to the Corporation’s Named Executive Officers and provide the Corporation with the ability to retain key executives over a longer period.

The Board of Directors and its Compensation Committee and Performance-Based Compensation Committee believe the program for compensation of the Named Executive Officers is appropriately designed to support the Corporation’s goals and has an appropriate mix of cash and equity and an appropriate balance between short-term and long-term compensation. Accordingly, the Board of Directors recommends that stockholders approve the program by approving the following advisory resolution:

RESOLVED, that the stockholders of Norfolk Southern Corporation approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosures.

Vote Required

Under Virginia law and under our Restated Articles of Incorporation, actions such as the resolution on executive compensation are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted are not “cast” for this purpose. You should note that brokers do not have the authority to vote their customers’ shares on this matter if they do not receive instructions as to how to vote on this item.

The Board of Directors unanimously recommends a vote FOR the resolution approving the compensation of the Company’s Named Executive Officers.

ITEM 4:	ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

Under the Dodd-Frank Act, the Corporation also is required to seek a non-binding advisory stockholder vote regarding the frequency of submission to stockholders of a “Say-on-Pay” advisory vote such as Item 3. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation programs either annually, every two years or every three years. Although this vote is advisory and non-binding, our Board of Directors will review voting results and give consideration to the outcome of such voting.

Our Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues such as our compensation programs. The Board of Directors believes that at present it should receive advisory input from our stockholders each year. Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual advisory vote on our compensation programs.

The Board of Directors asks you to consider the following proposal:

Stockholders should vote on the Company's executive compensation programs every:

A) one year;

B) two years; or

C) three years?

Vote Required

The frequency of the advisory vote on compensation of our named executive officers receiving the greatest number of votes cast—every year, every two years or every three years—will be the frequency that shareholders approve. Abstentions or shares that are not voted are not “cast” for this purpose. You should note that brokers do not have the authority to vote their customers’ shares on this matter if they do not receive instructions as to how to vote on this item.

The Board of Directors unanimously recommends you vote to select ONE YEAR on the proposal recommending the frequency of advisory votes on executive compensation.

ITEM 5:	OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the 2011 Annual Meeting, other than as noted elsewhere in this proxy statement. If any other proposal is properly brought before the 2011 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority and vote on any such proposal as they deem appropriate.

SUPPLEMENTAL INFORMATION

Applicable SEC rules require that we furnish you the following information relating to the oversight and management of Norfolk Southern and to certain matters concerning our Board of Directors and officers who are designated by our Board of Directors as executive officers for purposes of the Securities Exchange Act of 1934 (“Executive Officers”).

BENEFICIAL OWNERSHIP OF STOCK

Based solely on our records and our review of the most recent Schedule 13G filings with the SEC, the following table shows information concerning the persons or groups known to Norfolk Southern to be beneficial owners of more than five percent of our common stock, our only class of voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Capital Research Global Investors[1] 333 South Hope Street, Los Angeles, CA 90071	21,107,071	[2]	5.8%[2]

1 Capital Research Global Investors is a division of Capital Research and Management Company.

2 Capital Research Global Investors reported in its Schedule 13G filing that it beneficially owned 5.8% of our common stock as of December 31, 2010, and that as of that date it had sole voting power with respect to 21,107,071 of such shares, shared voting power with respect to none of such shares, sole investment power with respect to 21,107,071 of such shares, and shared investment power with respect to none of such shares.

The following table shows, as of February 28, 2011, the beneficial ownership of our common stock for:

(1)	each director and each nominee;

(2)	our principal executive officer, our principal financial officer, each of the other three most highly compensated Executive Officers, based on total compensation for 2010, and all other officers serving at the executive vice president level (collectively, the “Named Executive Officers”); and

(3)	all directors and Executive Officers as a group.

Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment power, and no director or Executive Officer beneficially owns any Norfolk Southern equity securities other than our common stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of our common stock. All directors and Executive Officers as a group own approximately .70% of the total outstanding shares of our common stock.

Name	Shares of Common Stock		Name	Shares of Common Stock
Gerald L. Baliles	59,225	[1]	Michael D. Lockhart	12,914	[1]
Thomas D. Bell, Jr.	8,474	[1]	Charles W. Moorman, IV	709,002	[2]
Erskine B. Bowles	3,000	[1]	J. Paul Reason	41,711	[1]
Daniel A. Carp	22,968	[1]	James A. Squires	137,734	[3]
Gene R. Carter	60,130	[1]	Deborah H. Butler	81,754	[4]
Alston D. Correll	50,935	[1]	James A. Hixon	318,239	[5]
Landon Hilliard	70,725	[1]	Mark D. Manion	214,622	[6]
Karen N. Horn	12,713	[1]	John P. Rathbone	286,035	[7]
Burton M. Joyce	33,766	[1]	Donald W. Seale	321,129	[8]
Steven F. Leer	53,513	[1]

20 directors and Executive Officers as a group (including the persons named above)				2,545,146	[9]

1 Includes a one-time grant of 3,000 restricted shares to each non-employee director when that director was first elected to the Board (or on January 1, 1994, if serving at that time). These grants were made pursuant to the Directors’ Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the “Board of Directors” caption on page 15). The amounts reported include 2,400 restricted stock units awarded to directors January 27, 2011, pursuant to the Long-Term Incentive Plan and units previously held as follows: Governor Baliles, 53,825; Mr. Bell, 3,074; Mr. Bowles, 0; Mr. Carp, 17,232; Dr. Carter, 54,580; Mr. Correll, 40,535; Mr. Hilliard, 54,580; Dr. Horn, 7,313; Mr. Joyce, 26,366; Mr. Leer, 46,913; Mr. Lockhart, 7,313; and Admiral Reason, 35,754. These restricted stock units will be settled in stock. While the directors have neither voting power nor investment power over the shares underlying these restricted stock units, the directors are entitled to receive the shares immediately upon leaving the Board. See below under “Narrative to Non-Employee Director Compensation Table—Long-Term Incentive Plan” for more information regarding these restricted stock units. Also includes 5,000 shares over which Mr. Correll, 1,200 shares over which Mr. Leer, 100 shares over which Dr. Carter, and 100 shares over which Admiral Reason share voting and investment power with another individual. Includes 50 shares as to which Dr. Carter disclaims beneficial ownership. The amounts reported also include shares credited to certain directors’ accounts in our Dividend Reinvestment Plan.

2 Includes 2,447 shares credited to Mr. Moorman’s account in our Thrift and Investment Plan; 400,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Moorman has the right to acquire beneficial ownership within 60 days.

3 Includes 131 shares credited to Mr. Squires’ account in our Thrift and Investment Plan; and 83,341 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Squires has the right to acquire beneficial ownership within 60 days.

4 Includes 1,267 shares credited to Ms. Butler’s account in our Thrift and Investment Plan; and 49,900 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Ms. Butler has the right to acquire beneficial ownership within 60 days.

5 Includes 7,768 shares credited to Mr. Hixon’s account in our Thrift and Investment Plan; and 174,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Hixon has the right to acquire beneficial ownership within 60 days.

6 Includes 5,693 shares credited to Mr. Manion’s account in our Thrift and Investment Plan; and 124,459 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Manion has the right to acquire beneficial ownership within 60 days.

7Includes 9,573 shares credited to Mr. Rathbone’s account in our Thrift and Investment Plan; 164,000 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Rathbone has the right to acquire beneficial ownership within 60 days; and 150 shares over which Mr. Rathbone shares voting and investment power.

8Includes 2,995 shares credited to Mr. Seale’s account in our Thrift and Investment Plan; and 158,905 shares subject to stock options granted pursuant to our Long-Term Incentive Plan with respect to which Mr. Seale has the right to acquire beneficial ownership within 60 days.

9Includes 30,509 shares credited to Executive Officers’ individual accounts under our Thrift and Investment Plan. Also includes: 1,195,605 shares subject to stock options granted to Executive Officers pursuant to our Long-Term Incentive Plan with respect to which the optionee has the right to acquire beneficial ownership within 60 days; and 150 shares over which Executive Officers share voting and investment power.

The following table shows, as of February 28, 2011, the number of NS stock units credited to those non-employee directors who have made elections under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units of our common stock, as well as the shares of common stock (and units to be settled in shares of common stock) beneficially owned. A more detailed discussion of director compensation can be found beginning on page 20. A stock unit represents the economic equivalent of a share of our common stock and serves to align the directors’ individual financial interests with the interests of our stockholders because the value of the directors’ holdings fluctuates with the price of our common stock. These stock units ultimately are settled in cash.

Name	Number of NS Stock Units[1]	Number of Shares Beneficially Owned[2]	Total Number of NS Stock Units and Shares Beneficially Owned
Gerald L. Baliles	4,597	59,225	63,822
Thomas D. Bell, Jr.	0	8,474	8,474
Erskine B. Bowles	0	3,000	3,000
Daniel A. Carp	5,604	22,968	28,572
Gene R. Carter	7,779	60,130	67,909
Alston D. Correll	13,577	50,935	64,512
Landon Hilliard	0	70,725	70,725
Karen N. Horn	0	12,713	12,713
Burton M. Joyce	8,356	33,766	42,122
Steven F. Leer	24,330	53,513	77,843
Michael D. Lockhart	4,061	12,914	16,975
J. Paul Reason	0	41,711	41,711

1 Represents NS stock units credited to the accounts of non-employee directors who have elected under the Directors’ Deferred Fee Plan to defer all or a portion of compensation and have elected to invest such amounts in “phantom” units whose value is measured by the market value of shares of our common stock, but which ultimately will be settled in cash, not in shares of common stock. NS stock units have been available under the Directors’ Deferred Fee Plan as a hypothetical investment option since January 1, 2001.

2 Figures in this column are based on the beneficial ownership that appears on page 13.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of our stock to file reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC. Based solely on our review of copies of Forms 3, 4 and 5 available to us, or written representations that no Forms 5 were required, we believe that all required Forms concerning 2010 beneficial ownership were filed on time by all directors and Executive Officers.

BOARD OF DIRECTORS

Composition and Attendance

On February 28, 2011, our Board of Directors consisted of thirteen members. At the last Annual Meeting, the Corporation’s stockholders approved an amendment to the Corporation’s Articles of Incorporation to declassify the Board of directors. As a result, the Corporation no longer has a classified board, however directors will continue to serve the remainder of their three-year terms. As of the date of the 2013 Annual Meeting of Stockholders, each director will stand for re-election annually. On February 28, 2011, the Board of Directors amended our Bylaws to increase the number of directors from twelve to thirteen and elected Erskine Bowles to fill the resulting vacancy. In addition, as of the date of the 2011 Annual Meeting, two directors, Gene R. Carter and Landon Hilliard, will retire from the Board of Directors. The Board of Directors has amended the Corporation’s Bylaws, effective the date of this Annual Meeting, to reduce the number of directors on the Board from thirteen to eleven. The Board met six times in 2010. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines that, among other matters, require that the non-employee members of the Board (the “outside” directors) meet at least twice a year without members of management present. The Lead Director presides at such meetings of the outside directors. The Corporate Governance Guidelines also describe procedures for stockholders who wish to contact the outside directors. The Corporate Governance Guidelines are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.”

The Board of Directors has determined that having Mr. Moorman hold both the position of Chief Executive Officer and the position of Chairman is in the best interest of the Corporation and its stockholders. This structure allows for consistency of leadership of the Board of Directors and of management and reflects the depth of knowledge Mr. Moorman has regarding the business of the Corporation. The board leadership structure also includes the position of “Lead Director.” The directors whom the Board has determined are independent directors vote at the Board’s organizational meeting following the Annual Meeting of Stockholders or at such other time as they deem appropriate to select an independent director to serve as “Lead Director” of the Board. The Lead Director presides at all meetings of the Board at which the Chairman is not present, including meetings of the non-management (“outside”) directors, which are generally scheduled for every Board meeting. The Lead Director serves as a liaison between the Chairman and the outside directors and reviews Board meeting agendas and meeting schedules and such other information to be sent to the Board as he or she determines is necessary or appropriate under the circumstances. The Lead Director may also call meetings of the outside directors. Mr. Hillard will serve as the Lead Director of the Corporation until his retirement on the date of this Annual Meeting, at which time the Board will select a new Lead Director.

The Corporate Governance Guidelines also describe the Board’s policy with respect to director attendance at the Annual Meeting of Stockholders, which is that, to the extent possible, each director is expected to attend the Annual Meeting of Stockholders. All of our then current directors attended the 2010 Annual Meeting of Stockholders.

The Board has approved and adopted The Thoroughbred Code of Ethics that applies to all directors, officers and employees of Norfolk Southern, and a Code of Ethical Conduct for Senior Financial Officers that applies to specified financial officers. These documents, as well as the Corporate Governance Guidelines, are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.” Any stockholder may request printed copies of the Corporate Governance Guidelines, The Thoroughbred Code of Ethics or Code of Ethical Conduct for Senior Financial Officers by contacting: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567).

The Corporation’s Bylaws require that in an uncontested election of directors, any nominee for director who receives a greater number of “against” votes than “for” votes for his or her election will promptly tender his or her resignation to the Chairman of the Board of Directors following certification of the stockholder vote, and such resignation will be irrevocable. The Governance and Nominating Committee of the Board of Directors will promptly consider the resignation and recommend to the Board of Directors whether to accept or reject the tendered resignation. The Board of Directors will act on the Committee’s recommendation within 90 days after the annual meeting of stockholders. Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance and Nominating Committee’s recommendation or Board of Directors consideration regarding whether or not to accept the tendered resignation. If the resignation is accepted, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or reduce the size of the Board. For a description of factors that will be considered in determining whether to accept or reject a tendered resignation, see the full text of our Bylaws. We will publicly disclose the Board of Directors’ decision within four business days, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the Board rejected the director’s resignation.

Qualifications of Directors and Nominees

The directors of Norfolk Southern Corporation have diverse backgrounds and provide experience and expertise in a number of critical areas to the company. The Governance and Nominating Committee considers the particular experience, attributes and qualifications of directors standing for re-election and potential nominees for election as well as the needs of the Board of Directors as a whole and its individual committees.

The Governance and Nominating Committee has identified ten areas of expertise that are particularly relevant to the Corporation and has identified the directors whose key areas of expertise qualify them for each of the listed categories. The categories identified by the Governance and Nominating Committee are:

CEO/Senior Officer—Experience working as a CEO or Senior Officer of a major public or private company or non-profit entity.

Environmental and Safety—A thorough understanding of safety and environmental issues and transportation industry regulations.

Finance and Accounting—Senior executive level experience in financial accounting and reporting, auditing, corporate finance and/or internal controls.

Governance/Board—Prior or current experience as a board member of a major organization (private, public or non-profit).

Governmental Relations—Experience in or a strong understanding of the workings of government and public policy on a local, state and national level.

Human Resources and Compensation—Senior executive level experience or membership on a board compensation committee with an extensive understanding of compensation programs, particularly compensation programs for executive level employees and incentive based compensation programs.

Information Technology—Senior executive level or board experience with information technology issues for a major public, private or non-profit entity.

Marketing—Senior executive level experience in marketing combined with a strong working knowledge of Norfolk Southern’s markets, customers and strategy.

Strategic Planning—Senior executive level experience in strategic planning for a major public, private or non-profit entity.

Transportation—Extensive knowledge and experience in the transportation industry, either as a senior executive of a transportation or logistics company or as a senior executive of a customer of a transportation company.

Each director’s biography includes a listing of the areas of expertise where each director or nominee is most skilled. In addition, the table below summarizes the particular attributes that led the Governance and Nominating Committee to nominate each individual as a director of the Corporation.

	Baliles	Bell	Bowles	Carp	Correll	Horn	Joyce	Leer	Lockhart	Moorman	Reason
CEO/Senior Officer	X	X	X	X	X	X	X	X	X	X	X
Environmental and Safety					X			X		X
Finance and Accounting			X		X	X	X		X
Governance/Board	X	X	X	X	X	X	X	X	X	X	X
Governmental Relations	X	X	X							X	X
Human Resources and Compensation	X	X	X	X	X	X	X	X			X
Information Technology				X						X	X
Marketing		X			X			X	X
Strategic Planning	X	X	X	X	X	X	X	X	X	X	X
Transportation	X			X	X			X	X	X

In addition to these specific categories, the Governance and Nominating Committee considers a number of other factors, including board dynamics, reputation of potential nominees, recommendations of director search firms, and how the nominee will contribute to the diversity of the Board in considering director candidates. Norfolk Southern Corporation defines diversity as the collective mixture of similarities and differences that impact our work force, workplace and marketplace. The Governance and Nominating Committee also views diversity broadly, seeking to nominate individuals from varied backgrounds, perspectives and experiences. The Governance and Nominating Committee does not have a specific written policy on the diversity of the Board of Directors at this time. More information on Norfolk Southern’s diversity principles and philosophy can be found on our website in the “Employees” section under “Diversity” at www.nscorp.com.

Governor Baliles previously served as a director of Shenandoah Life Insurance Company. During 2009, Shenandoah Life Insurance Company entered into a receivership pursuant to a Virginia statutory procedure due to a sharp decline in value in certain of the company’s holdings that resulted in the company falling below minimum capitalization requirements. As part of this receivership, the

Circuit Court in Richmond, Virginia, entered an order which, in accordance with required statutory provisions that apply to all such receiverships in Virginia, enjoins the directors from conducting any further business related to Shenandoah Life Insurance Company. The order contains no other findings or provisions related to the conduct of any directors of the entity. The Governance and Nominating Committee considered this order with regard to Governor Baliles’ qualification to serve as a director of Norfolk Southern and has determined that the order does not impact his ability or qualification to serve as a director.

Director Independence

As required by the New York Stock Exchange, the Board of Directors has considered whether individual directors are independent. A director is considered “independent” if the Board determines that the director has no material relationship with Norfolk Southern (directly or as a partner, stockholder or officer of an organization that has a relationship with Norfolk Southern). The Board makes these determinations after full deliberation, considering all relevant facts and circumstances. To aid in its evaluation of director independence, the Board has adopted categorical independence standards. Under the standards, an individual director is “independent,” unless the Board determines otherwise, if none of the following relationships exists between Norfolk Southern and the director:

•

the director is, or has been within the last three years, an employee, or an immediate family member of the director is, or has been within the last three years, an Executive Officer, of Norfolk Southern or any of our consolidated subsidiaries;

•

the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $120,000 in direct compensation from Norfolk Southern or any of our consolidated subsidiaries, other than director and committee fees and deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);

•

(a) the director is a current partner or employee of a present or former internal or external auditor of Norfolk Southern or any of our consolidated subsidiaries, (b) the director has an immediate family member who is a current partner of such a firm, (c) the director has an immediate family member who is a current employee of such a firm and personally works on Norfolk Southern’s audit, or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Norfolk Southern’s audit within that time;

•

the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where one of our Executive Officers serves as a director and sits on that company’s compensation committee;

•

the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from, Norfolk Southern or any of our consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

the director is an executive officer or compensated employee, or an immediate family member of the director is an executive officer, of a charitable organization that receives donations from Norfolk Southern, any of our consolidated subsidiaries or the Norfolk Southern Foundation in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such charitable organization’s donations.

For purposes of these categorical standards, “immediate family member” has the definition set forth in the New York Stock Exchange’s Listing Standards, as amended from time to time. These standards, as set forth in this proxy statement, are available on our website at www.nscorp.com in the “Investors” section under “Corporate Governance.”

The Board has determined that all current directors (including nominees) other than Mr. Moorman satisfy the above categorical standards and qualify as independent directors of Norfolk Southern. Mr. Moorman serves as our Chairman, President and Chief Executive Officer and, therefore, is not an independent director. In making the foregoing independence determinations, our Board of Directors considered each of the following transactions, relationships and arrangements we had with members of our Board, none of which exceeded our categorical independence standards or were sufficiently material as to require disclosure under Item 404(a) of Regulation S-K:

•

We provided transportation services to, and received coal royalty and rental payments from, Arch Coal, Inc. in the ordinary course of business during fiscal 2010. Mr. Leer is Chairman of the Board and the Chief Executive Officer of Arch Coal.

•

We paid banking fees to Brown Brothers Harriman & Co. in the ordinary course of business during fiscal 2010. All business relationships between the Corporation and Brown Brothers Harriman & Co. were terminated as of December 31, 2010. Mr. Hilliard is a partner of Brown Brothers.

•

We provided transportation services to Armstrong World Industries, Inc. in the ordinary course of business during fiscal 2010. Mr. Lockhart was Chairman of the Board, President and Chief Executive Officer of Armstrong World Industries until February 2010.

•	We subscribed to a transportation manual provided by a subsidiary of Carousel Capital during 2010. Mr. Bowles is a Senior Advisor to Carousel Capital.

•

We provided transportation services in the ordinary course of business and matched charitable donations to the University of North Carolina system in 2010. Mr. Bowles was the President of the University of North Carolina system until December 2010.

In addition, the Board of Directors has considered one transaction which requires disclosure in this proxy statement. During 2010, the Corporation interchanged traffic with the L&C Railway (“L&C”), which is a shortline railroad. Mr. Bowles’ wife and her immediate family owned substantially all of L&C directly and indirectly through a series of family trusts. The Corporation paid L&C $3.8 million in interchange fees and related fuel surcharges through November 2010. Mr. Bowles’ wife and her immediate family sold the L&C operating assets in November 2010, prior to Mr. Bowles’ election as a Norfolk Southern director. The Board has determined that this transaction does not impair Mr. Bowles’ independence. More information on this transaction can be found under “Transactions with Related Persons” on page 28.

Retirement Policy

Under our Governance Guidelines, a director must retire effective as of the date of the annual meeting that falls on or next follows the date of that director’s 72nd birthday.

Compensation

2010 Non-Employee Director Compensation Table1

Name (a)	Fees Earned or Paid in Cash[2] ($) (b)	Stock Awards[3] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensa- tion ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($) (f)	All Other Compensation ($)[5] (g)	Total ($) (h)
Gerald L. Baliles	101,250	143,280	0	0	0	18,609	263,139
Thomas D. Bell, Jr.	90,000	293,827	0	0	0	7,859	391,686
Daniel A. Carp	90,000	143,280	0	0	0	7,859	241,139
Gene R. Carter	90,000	143,280	0	0	7,607	12,859	253,746
Alston D. Correll	90,000	143,280	0	0	1,907	7,859	243,046
Landon Hilliard	90,000	143,280	0	0	83,253	42,859	359,392
Karen N. Horn	101,250	143,280	0	0	0	7,859	252,389
Burton M. Joyce	90,000	143,280	0	0	0	7,859	241,139
Steven F. Leer	90,000	143,280	0	0	6,248	36,459	275,987
Michael D. Lockhart	101,250	143,280	0	0	0	7,859	252,389
J. Paul Reason	90,000	143,280	0	0	0	7,859	241,139

1 Mr. Moorman received no compensation for Board or committee service in 2010 and will not receive compensation for Board or committee service in 2011. Therefore, neither this table nor the narrative which follows contain compensation information for Mr. Moorman. For compensation information for Mr. Moorman, see “Executive Compensation” on page 29 of this proxy statement. In addition, Mr. Bowles was not a director during 2010, so neither this table nor the narrative which follows contain compensation information for Mr. Bowles.

2 Includes amounts elected to be received on a deferred basis pursuant to the Directors’ Deferred Fee Plan. For a discussion of this plan, as well as our other director compensation plans, see the narrative discussion below.

3For all directors, represents the full grant date fair value computed in accordance with FASB ASC Topic 718 of the 3,000 restricted stock units granted on January 29, 2010 pursuant to our Long-Term Incentive Plan. In addition, for Mr. Bell, this amount includes the full grant date fair value of the 3,000 restricted shares granted to him upon joining the Board of Directors. As of December 31, 2010, each director held 3,000 restricted shares and the directors held restricted stock units in the following amounts: Gov. Baliles, 53,825; Mr. Bell, 3,074; Mr. Carp, 17,232; Dr. Carter, 54,580; Mr. Correll, 40,535; Mr. Hilliard, 54,580; Dr. Horn, 7,313; Mr. Joyce, 26,366; Mr. Leer, 46,913; Mr. Lockhart, 7,313; and Adm. Reason, 35,754. See below under “Narrative to Non-Employee Director Compensation Table—Long-Term Incentive Plan” for more information regarding these restricted stock units.

4 Represents the amounts by which 2010 interest accrued on fees deferred prior to 2001 by the non-employee directors under the Directors’ Deferred Fee Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

5Includes (i) each director’s proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program and (ii) the dollar amounts we contributed to charitable organizations on behalf of directors pursuant to our matching gifts program as follows: Gov. Baliles, $10,750; Dr. Carter, $5,000; Mr. Hilliard, $35,000; and Mr. Leer, $28,600. For further discussion of the Directors’ Charitable Award Program, see the narrative discussion below.

Narrative to Non-Employee Director Compensation Table

Below is a discussion of the material factors necessary to an understanding of the compensation disclosed in the above table.

The Compensation Committee and the Board of Directors determine the annual compensation of non-employee directors each year. The Committee consults with its compensation consultant on the compensation program and reviews benchmarking and survey information to determine whether changes are advisable. The Committee reviews both a comparison to the market amount of compensation paid to directors serving on boards of similar companies and reviews the allocation of this compensation between cash retainer and equity grants. In general, the Compensation Committee and the Board seek to make any changes to non-employee director compensation in a gradual and incremental fashion.

Retainer and Fees.    In 2010, each member of the Board of Directors received a quarterly retainer for services of $12,500 and a quarterly fee of $10,000 for serving on at least two committees, plus expenses incurred in connection with attendance at such meetings. In addition, directors who served on a Special Litigation Committee of the Board of Directors during 2010 received a quarterly fee of $3,750 for such service. Beginning in 2011, members of the Special Litigation Committee receive a fee of $5,000 per meeting in lieu of quarterly fees for such service.

Directors’ Deferred Fee Plan.    A director may elect to defer receipt of all or a portion of the director’s compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director. Amounts deferred before January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the director’s age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. However, for amounts deferred on or after January 1, 1992 and prior to January 1, 1994, the fixed interest rate was as follows: under age 45, 13%; age 45-54, 14%; age 55-60, 15%; and over age 60, 16%. Amounts set forth in the table above represent the extent to which these rates exceed 120% of the applicable federal long-term rate. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS stock units and various mutual funds as crediting indices. NS stock units are “phantom” units whose value is measured by the market value of shares of our common stock, but the units ultimately will be settled in cash, not in shares of our common stock. Amounts deferred on or after January 1, 2001, will be distributed in accordance with the director’s elected distribution option in one lump sum or a stream of annual cash payments over 5, 10 or 15 years. Five directors elected in 2009 to defer compensation that would have been payable in 2010 into the Directors’ Deferred Fee Plan.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with the directors as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Directors’ Deferred Fee Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Directors’ Deferred Fee Plan.

Directors’ Restricted Stock Plan.    Each non-employee director receives a grant of 3,000 shares of restricted stock upon election to the Board. Restricted stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, restricted stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the restricted stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires. In the event a non-employee director does not retire in accordance with the terms of the plan, these shares will be forfeited.

Long-Term Incentive Plan.    Each of the Corporation’s then current non-employee directors was granted 3,000 restricted stock units effective January 29, 2010. Each restricted stock unit represents the economic equivalent of one share of our common stock, and will be settled in shares of our common stock rather than cash. These restricted stock units are credited to a separate memorandum account maintained for each director and are administered in accordance with the Long-Term Incentive Plan. Stock units in each director’s memorandum account are credited with dividend equivalents as dividends are paid on our common stock, and the amount credited is converted into additional restricted stock units, including fractions thereof, based on the mean of the high and low trading prices of our common stock on the dividend payment date. We anticipate that, from time to time, non-employee directors will be granted additional restricted stock units in an amount sufficient to assure that their total annual compensation for services is competitive.

Upon leaving the Board, a director will receive the value of the restricted stock units in this memorandum account in shares of our common stock either in a lump sum distribution or in ten annual distributions, in accordance with an election made by each director. Restricted stock unit awards made after 2010 are subject to retention until the director ceases to serve as a director, with a minimum three-year restriction period measured from the award date. If a director leaves while restricted stock unit awards are still subject to the restriction period, such restricted stock units will be distributed in accordance with the director’s prior distribution election as each restriction period expires. Any fraction of a restricted stock unit remaining in the director’s memorandum account following the final distribution will be paid to the director in cash.

Directors’ Charitable Award Program.    Each director is entitled to nominate up to five tax-exempt institutions to receive, in the aggregate, up to $500,000 from Norfolk Southern following the director’s death. Directors are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Following the director’s death, we will distribute the donations in five equal annual installments.

The Directors’ Charitable Award Program supports, in part, our long-standing commitment to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. We fund the charitable contributions made under the Program with proceeds from life insurance policies we have purchased on the Board members’ lives. We are the owner and beneficiary of these policies, and the directors have no rights to any policy benefits. Upon Board members’ deaths, we receive life insurance death benefits free of income tax, which provide a source from which we can be reimbursed for donations made under the Program. Our cost of the life insurance premiums under the Program is partially offset by tax deductions we take from making the charitable contributions. Each director’s proportional share of the cost of maintaining these policies during 2010 is included in the above table under “All Other Compensation.”

Because we make the charitable contributions (and are entitled to the related deduction) and are the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this program. In the event the proceeds from any of these policies exceed the donations we are required to make under the Program, we contribute the excess proceeds to the Norfolk Southern Foundation. Amounts the Norfolk Southern Foundation receives under this program may reduce what we otherwise would contribute from general corporate resources to support the Foundation’s activities.

Directors’ Physical Examinations.    Each non-employee director is entitled to reimbursement for a physical examination, up to $10,000 per calendar year. Some of our directors were reimbursed for physical examinations during 2010, but because the cost of these physicals, together with other perquisites or other personal benefits, did not exceed $10,000 for any non-employee director, these amounts do not appear in the 2010 Non-Employee Director Compensation Table. The CEO and certain other Executive Officers also are eligible for such reimbursement. See pages 38 and 41 of the “Executive Compensation” section of this proxy statement.

Risk Oversight

The Board of Directors is responsible for the oversight of the Corporation’s risk management efforts. While the full Board of Directors is ultimately responsible for this oversight function, the Governance and Nominating Committee has been delegated authority to recommend procedures and processes for the Board’s risk oversight function. Currently the Governance and Nominating Committee considers a mapping of the Corporation’s risk and assigns oversight responsibilities for specific risks to the Board of Directors and the committees of the Board. In addition, in accordance with applicable regulations and its charter, the Audit Committee periodically considers major financial risks of the Corporation. Finally, the Compensation Committee considers major compensation related risks of the Corporation. Management in charge of particular areas of risk for the Corporation provides presentations, information and updates on risk management efforts as requested by the Board or a Board committee.

Committees

Each year, not later than at its organizational meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints members to its committees. In May 2010, the Board appointed members to the Executive Committee, the Governance and Nominating Committee, the Finance Committee, the Audit Committee, the Compensation Committee and the Performance-Based Compensation Committee. The charter of each of the committees, approved by the Board of Directors, requires that it evaluate its performance at least annually, considering such issues as its effectiveness, its size and composition, the quality of information and presentations given by management, the suitability of its duties and such other issues as the committee deems appropriate. Copies of these committee charters are available on our website in the “Investors” section under “Corporate Governance” at www.nscorp.com. Any stockholder may request printed copies of one or more of the committee charters by contacting: Howard D. McFadden, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219 (telephone 757-823-5567). The Board of Directors also appointed members to one non-standing committee, the Special Litigation Committee, in March 2010. The members of the Special Litigation Committee are Gerald L. Baliles, Karen N. Horn and Michael D. Lockhart.

The Executive Committee met two times in 2010; its current members are Charles W. Moorman, Chair, Gerald L. Baliles, Gene R. Carter, Alston D. Correll and Landon Hilliard. When the Board is not in session, and except as otherwise provided by law, the Executive Committee has and may exercise all the authority of the Board, including the authority to declare a quarterly dividend on our common stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Executive Committee are reported to the Board at its meeting next following such action and are subject to revision or alteration by the Board. The Executive Committee is governed by a written charter last adopted by the Board effective January 1, 2005.

The Governance and Nominating Committee met six times in 2010; its current members are Landon Hilliard, Chair, Daniel A. Carp (who joined the Committee on May 13, 2010), Alston D. Correll, Karen N. Horn and Steven F. Leer. Gerald L. Baliles was a member of the Committee until May 2010.

All members of the Governance and Nominating Committee are independent (see information under “Director Independence” on page 18). The Governance and Nominating Committee is governed by a written charter last adopted by the Board effective November 24, 2009. This committee’s duties include:

•	recommending to the Board qualified individuals to be nominated either as additional members of the Board or to fill any vacancy on the Board;

•	recommending to the Board qualified individuals to be elected as our officers;

•	recommending the adoption of and any amendments to our Corporate Governance Guidelines;

•	monitoring legislative developments relevant to us and overseeing efforts to affect legislation and other public policy;

•	overseeing our charitable giving;

•	monitoring our relations with stockholders;

•	monitoring corporate governance trends and practices and making recommendations to the Board of Directors concerning corporate governance issues; and

•	recommending to the Board of Directors procedures and processes for the Board’s oversight of the Corporation’s risk management program.

As described in the Corporate Governance Guidelines, the Governance and Nominating Committee considers potential candidates to be nominated for election as directors, whether recommended by a stockholder, director, member of management or consultant retained for that purpose, and recommends nominees to the Board. The Governance and Nominating Committee reviews the current biography of the potential candidate and additional information provided by the individual or group that recommended the candidate for consideration. The Governance and Nominating Committee fully considers the qualifications of all candidates and recommends the nomination of individuals who, in the Governance and Nominating Committee’s judgment, will best serve the long-term interests of all stockholders. In the judgment of the Governance and Nominating Committee and the Board, all director nominees recommended by the Governance and Nominating Committee should, at a minimum:

•	be of high ethical character and have personal and professional reputations consistent with our image and reputation;

•

have experience as senior executives of public companies or leaders of large organizations, including charitable and governmental organizations, or have other experience at a strategy or policy setting level that would be beneficial to us;

•	be able to represent all of our stockholders in an objective and impartial manner; and

•	have time available to devote to Board activities.

It is the intent of the Governance and Nominating Committee and the Board that at least one director on the Board will qualify as an “audit committee financial expert,” as that term is defined in regulations of the SEC.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. Any such recommendation should include:

•

biographical information on the candidate, including all positions held as an employee, officer, partner, director or ten percent owner of all organizations, whether for profit or not-for-profit, and other relevant experience;

•	a description of any relationship between the candidate and the recommending stockholder;

•	a statement requesting that the Board consider nominating the individual for election as a director;

•	written consent of the proposed candidate to being named as a nominee; and

•	proof of the recommending stockholder’s stock ownership.

Recommendations by stockholders must be in writing and addressed to the Chair of the Governance and Nominating Committee, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219. So that the Governance and Nominating Committee will have adequate time to consider all candidates, stockholder recommendations must be received no later than November 24, 2011, in order to be considered for nomination for election at the 2012 Annual Meeting of Stockholders.

A stockholder may directly nominate an individual for election as director instead of (or in addition to) recommending a candidate for the Governance and Nominating Committee’s consideration. Unless required by SEC regulations, stockholder nominees will not appear in our proxy statement or on the proxy card for the annual meeting. Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, which are available on our website, www.nscorp.com, in the “Investors” section under “Corporate Governance.”

The Finance Committee met five times in 2010; its current members are Gerald L. Baliles, Chair, Thomas D. Bell, Jr., Erskine B. Bowles, Gene R. Carter, Burton M. Joyce, Michael D. Lockhart and J. Paul Reason. Messrs. Bell and Joyce and Adm. Reason and Dr. Carter joined the Committee on May 13, 2010, and Mr. Bowles joined the Committee on February 28, 2011. Dr. Horn and Messrs. Hilliard and Leer served on the Committee until May 13, 2010. The Finance Committee is governed by a written charter last adopted by the Board effective November 23, 2010. This committee’s duties include:

•	developing guidelines and overseeing implementation of policies concerning our capital structure; and

•	reviewing and evaluating tax and treasury matters and financial returns of our transactions.

The Compensation Committee met five times in 2010; its current members are Alston D. Correll, Chair, Gerald L. Baliles, Erskine B. Bowles, Daniel A. Carp, Landon Hilliard, Karen N. Horn, and Steven F. Leer. Governor Baliles, Messrs. Hilliard and Leer and Dr. Horn joined the Committee on May 13, 2010, and Mr. Bowles joined the Committee on February 28, 2011. Dr. Carter, Messrs. Bell and Joyce and Adm. Reason served on the Committee until May 13, 2010. All members of the Compensation Committee are independent (see information under “Director Independence” on page 18). The Compensation Committee is governed by a written charter last adopted by the Board effective January 25, 2010. This committee’s duties include:

•

considering and making recommendations to the Board concerning our executive compensation programs, including recommended compensation for directors and annual salaries for those officers whose salaries are fixed by the Board;

•

reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and considering and recommending to the independent members of the Board the compensation of the Chief Executive Officer based on an evaluation of the Chief Executive Officer’s performance relative to those corporate goals and objectives;

•

considering and making recommendations to the Board concerning the adoption and administration of any management incentive bonus plan, deferred compensation plan, long-term incentive plan or other similar plan, including personnel eligible to participate and the method of calculating bonuses, deferred compensation amounts or awards under any such plan;

•	overseeing the design of our employee retirement plans;

•

if applicable, making any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate; and

•

overseeing disclosures under the Compensation Discussion and Analysis (“CD&A”) on executive compensation as required by the SEC to be included in the annual proxy statement or annual report on Form 10-K and producing a Compensation Committee Report indicating that it has reviewed and discussed the CD&A with management and whether the CD&A should be included in the annual proxy statement.

The Compensation Committee makes all salary recommendations to the independent members of the Board of Directors for the Chief Executive Officer and, based on the Chief Executive Officer’s individual performance evaluations, to the Board of Directors for all other Board-elected officers. The Compensation Committee also makes long-term incentive compensation awards to directors and makes recommendations to the full Board of Directors on all other elements of director compensation. In setting such compensation for the directors and the Chief Executive Officer, the Compensation Committee considers the recommendations of the compensation consultant.

The Performance-Based Compensation Committee met four times in 2010; its current members are Daniel A. Carp, Chair, Gerald L. Baliles, Karen N. Horn, and Steven F. Leer. Gov. Baliles, Dr. Horn and Mr. Leer joined the Committee on May 13, 2010. Dr. Carter, Mr. Joyce and Adm. Reason served on the Committee until this date. All members of the Performance-Based Compensation Committee are independent (see information under “Director Independence” on page 18). The Performance-Based Compensation Committee is governed by a written charter last adopted by the Board effective January 25, 2010. This Committee’s duties include:

•	making awards and taking other actions under the Long-Term Incentive Plan; and

•

making any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only “disinterested” directors may participate.

Annual and long-term incentive compensation for all Executive Officers is determined by the Performance-Based Compensation Committee.

The Compensation Committee and the Performance-Based Compensation Committee (the “Committees”) have engaged Towers Watson and Pay Governance to assist them in making compensation recommendations and decisions and otherwise fulfilling their duties under their charters. The Committees annually request that the compensation consultant assess our compensation and employee benefit arrangements, particularly those relevant to our directors and Executive Officers, and advise them whether any changes would be recommended in order to ensure that our compensation arrangements with our directors and Executive Officers are appropriate. The Committees have directed that the assessment include comparisons of our existing compensation arrangements to those of the other Class I railroads and American corporations of comparable size. During the Committees’ 2010 review of the directors’, the Chief Executive Officer’s and other management’s compensation levels, the Committees considered the advice they received from Towers Watson and Pay Governance; however, the Committees were responsible for deciding or for making final recommendations to the Board as to the form and amount of our compensation programs.

The Audit Committee met eight times in 2010; its current members are Gene R. Carter, Chair, Thomas D. Bell, Jr. (who joined the Committee on March 1, 2010), Burton M. Joyce, Michael D. Lockhart and J. Paul Reason. Daniel A. Carp served on the Committee until May 13, 2010. The Board has determined that all current members of the Audit Committee are independent (see information under “Director Independence” on page 18) and satisfy all additional requirements for service on an audit committee, as defined by the applicable rules of the New York Stock Exchange and the SEC, and no member of the Audit Committee serves on more than three public company audit committees. While other members of the Audit Committee may also qualify, the Board has determined that Burton M. Joyce, who is a member of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined by SEC rules.

The Audit Committee is governed by a written charter last adopted by the Board effective November 24, 2009. This committee’s duties include:

•	assisting Board oversight of the accuracy and integrity of our financial statements, financial reporting process and internal control systems;

•

engaging an independent registered public accounting firm (subject to stockholder ratification) based on an assessment of their qualifications and independence, and pre-approving all fees associated with their engagement;

•	evaluating the efforts and effectiveness of our independent registered public accounting firm and Audit and Compliance Department, including their independence and professionalism;

•	facilitating communication among the Board, the independent registered public accounting firm, our financial and senior management and our Audit and Compliance Department;

•	assisting Board oversight of our compliance with applicable legal and regulatory requirements; and

•	preparing the “Audit Committee Report” that SEC rules require be included in our annual proxy statement.

AUDIT COMMITTEE REPORT

Before our Annual Report on Form 10-K for the year ended December 31, 2010, was filed with the SEC, the Audit Committee of the Board of Directors reviewed and discussed with management our audited financial statements for the year ended December 31, 2010.

The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees,” as amended.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

2010 Members of the Audit Committee

Gene R. Carter, Chair

Thomas D. Bell, Jr., Member*

Burton M. Joyce, Member

Michael D. Lockhart, Member

J. Paul Reason, Member

* Joined the Committee effective March 1, 2010

TRANSACTIONS WITH RELATED PERSONS

We may occasionally participate in transactions with certain “related persons.” Related persons include our Executive Officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related person transactions.” On November 21, 2006, we adopted a written policy to prohibit related person transactions unless they are determined to be in Norfolk Southern’s best interests. Under this policy, the Audit Committee is responsible for the review and approval of each related person transaction exceeding $120,000. In instances where it is not practicable or desirable to wait until the next meeting of the Audit Committee for review of a related person transaction, the Chair of the Audit Committee possesses delegated authority to act between Audit Committee meetings. The Audit Committee, or the Chair, considers all relevant factors when determining whether to approve a related person transaction including, without limitation, whether the proposed transaction is on terms and made under circumstances that are at least as favorable to Norfolk Southern as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider the following:

•	the size of the transaction and the amount of consideration payable to the related person(s);

•	the nature of the interest of the applicable director, director nominee, Executive Officer, or 5% stockholder, in the transaction; and

•	whether we have developed an appropriate plan to monitor or otherwise manage the potential for a conflict of interest.

The Chair must report any action taken pursuant to this delegated authority to the Audit Committee at its next meeting. In addition, at the Audit Committee’s first meeting of each fiscal year, it reviews all previously approved related person transactions that remain ongoing and have a remaining term or remaining amounts payable to or receivable from us of more than $120,000. Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in our and our stockholders’ best interest to continue, modify or terminate the related person transaction.

During 2010, the Corporation interchanged traffic with the L&C Railway (“L&C”), which is a shortline railroad. Mr. Bowles’ wife and her immediate family owned substantially all of L&C directly and indirectly through a series of family trusts. The Corporation paid L&C $3.8 million in interchange fees and related fuel surcharges through November 2010. Mr. Bowles’ wife and her immediate family sold the L&C operating assets in November 2010, prior to Mr. Bowles’ election as a Norfolk Southern director. This transaction was considered and approved in accordance with the above described policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2010 were Alston D. Correll, Chair, Gerald L. Baliles, Daniel A. Carp, Landon Hilliard, Karen N. Horn, and Steven F. Leer. Dr. Carter, Messrs. Bell and Joyce and Admiral Reason served on the Committee until May 13, 2010. The members of the Performance-Based Compensation Committee during 2010 were Daniel A. Carp, Chair, Gerald L. Baliles, Karen N. Horn, and Steven F. Leer. Dr. Carter and Mr. Joyce and Adm. Reason served on the Committee until May 13, 2010. None of the foregoing members has ever been employed by Norfolk Southern, and no such member had, during our last fiscal year, any relationship with us requiring disclosure under Item 404 of Regulation S-K or under the Compensation Committee Interlocks disclosure requirements of Item 407(e)(4) of Regulation S-K.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Compensation Program

Norfolk Southern’s primary objective with respect to executive compensation is to design compensation programs which will align executives’ compensation with our overall business strategies, attract and retain highly qualified executives, and provide incentives that drive stockholder value. The Compensation Committee of our Board of Directors is responsible for developing and maintaining appropriate compensation programs for our Executive Officers, including our Named Executive Officers. In addition, the Performance-Based Compensation Committee is responsible for considering and making certain awards under the Long-Term Incentive Plan and the Executive Management Incentive Plan of the Corporation. In this Compensation Discussion and Analysis, we will refer to the Compensation Committee and the Performance-Based Compensation Committee, whether acting together or independently, as the “Committees.”

In order to enhance the Committees’ ability to carry out these responsibilities effectively, as well as ensure that Norfolk Southern maintains strong links between executive pay and performance, the Committees:

•	Review management recommendations with respect to compensation decisions.

•

Review the Chief Executive Officer’s individual performance evaluations for executive officers and discuss such performance assessments with the Chief Executive Officer on an annual basis and recommend any compensation adjustments to the Board of Directors for approval.

•

Have retained Pay Governance as an outside compensation consultant. (The Committees engaged Towers Watson until September 26, 2010, at which time they entered into a consulting agreement with Pay Governance.)

Management Recommendations

The Chief Executive Officer and the Executive Vice President-Administration provide recommendations to the Committees on any adjustments to compensation for the Executive Officers, other than the Chief Executive Officer, and other officers elected by the Board of Directors. Such adjustments are based on each individual’s performance, level of responsibility, and time in position. In addition, the Chief Executive Officer and Executive Vice President-Administration provide recommendations to the Committees on adjustments to compensation to address retention needs, performance goals, internal pay equity, overall corporate performance, and general economic conditions. In 2010, Towers Watson made recommendations to the Committees on adjustments to compensation for the Chief Executive Officer. The Chief Executive Officer is not present when the Committees make decisions on his compensation package.

Use of Compensation Consultant

The Committees have engaged Pay Governance to provide executive compensation consulting services to the Committees since September 26, 2010. Prior to that date, these services were provided by Towers Watson. Fees paid for executive compensation consulting services provided to the Committees in 2010 totaled $109,987 for Towers Watson and $100,846 for Pay Governance. The compensation consultant provides requested reports and information to the Committees and attends Committee meetings at the Committees’ request. For 2010, the Committees engaged Towers Watson and Pay Governance to (1) conduct a market pay assessment of Norfolk Southern’s compensation levels relative to both the competitive market and Norfolk Southern’s compensation philosophy, including identifying and reviewing market benchmark positions and compensation comparison data, (2) assist Norfolk Southern with the development of long-term incentive grant guidelines for the officer and management groups, based on Towers Watson’s and Pay Governance’s competitive pay assessment and long-term incentive competitive market data, (3) conduct an assessment of Norfolk Southern’s non-employee directors’ compensation package relative to competitive market practices, (4) review emerging trends and issues in executive compensation with the Committees and discuss the implications for Norfolk Southern, and (5) provide certain additional executive compensation consulting services as may be requested by the Committees. In conducting the market pay assessment, the consultant reviews with the Committees parameters for the selection of peer group companies (i.e., companies within a specified revenue range) and compiles compensation data for the peer group. Each committee uses this information as a starting point for its compensation decisions.

Pay Governance does not provide services to Norfolk Southern other than services provided directly to the Compensation Committee or Performance-Based Compensation Committee. Towers Watson provided additional work for Norfolk Southern in 2010, and the Chair of the Compensation Committee approved Towers Watson’s performance of such additional work. For 2010, these additional services performed for Norfolk Southern included Norfolk Southern’s portion of an annual rail industry salary survey and quarterly actuarial studies to aid Norfolk Southern in valuing its employee personal injury liability. The decision to use Towers Watson for these additional services was recommended by management and approved by the Committees. Fees paid for all additional work not related to executive compensation totaled $140,250. Total fees paid to Towers Watson (including the compensation consulting work that ended on September 26, 2010) was in aggregate $250,237, so fees paid for work not related to executive compensation represented approximately 56% of total fees paid to Towers Watson.

Compensation Policies

In setting compensation for the Executive Officers, the Committees:

•

Consider comparative market data, gathered by the compensation consultant, from peer group companies of comparable size in revenues and other North American Class I railroads as a guideline. In aggregate, the Committees target approximately the 65th percentile for Executive Officers’ total direct compensation (i.e., total cash compensation plus the expected value of long-term incentive awards) compared to the Peer Group Companies (see Appendix A).

•	Consider prior salary levels, targeted bonus opportunities and the value of long-term incentive awards at the time the awards were made.

•	Consider expected corporate performance and general economic conditions.

•

Do not consider amounts realized from prior performance-based or stock-based compensation awards when setting the current year’s target total direct compensation, regardless of whether such amounts realized may have resulted in a higher payout than targeted or a lower payout than targeted in prior years. Since the nature and purpose of performance-based and stock-based compensation is to tie executives’ compensation to future performance, the Committees believe that considering amounts realized from prior compensation awards in making current compensation decisions is inconsistent with such purpose.

The Committees monitor the continuing appropriateness of the peer group. Peer group companies are selected to provide an indication of compensation levels for the industry and for comparable sized companies on the basis of revenue. For 2010, the peer group included a Rail Industry Peer Group consisting of the other North American Class I railroads and a General Industry Peer Group consisting of companies having $6 to $15 billion in revenues (which the Committees considered to be companies of comparable size in revenues). The General Industry Peer Group includes all companies within the specified revenue range that are contained in Towers Watson’s database; the Committees do not select specific companies within this database.

In making comparisons to these peer group companies, a comparison is made to the Rail Industry Peer Group and a separate comparison is made to the General Industry Peer Group. These two comparisons are averaged together to approximate a comparison to both groups, and this process is referred to as a comparison to the “Peer Group Companies.” These peer group companies are listed in Appendix A to this proxy statement. The Committees last expanded the General Industry Peer Group in 2008 from companies having from $6 to $10 billion in revenues to companies having from $6 to $15 billion in revenues, and no adjustments were made to the criteria for selection of the Peer Group for 2010.

Beginning in 2011, the Committees will target a range from the 50th to the 65th percentile for total direct compensation. In addition, the Committees will limit the Peer Group Companies for the Named Executive Officers to the Rail Industry Peer Group, as they believe the Rail Industry Peer Group to be the most relevant set of comparators.

The Committees apply their executive compensation policies consistently to all Named Executive Officers, and the application of these policies produces differing amounts of compensation for executives at different management levels within the company. In setting the Chief Executive Officer’s compensation, the Committees apply the policies described above and, in particular, strive to balance comparative market data for chief executive officers of Peer Group Companies with its goal to provide meaningful incentive opportunities earned on the basis of performance which contributes to delivering stockholder returns. In considering comparative market data for the Chief Executive Officer, the Committees also consider experience. For 2010, the Committees targeted between the 25th and 50th percentile as compared to the Peer Group Companies for Mr. Moorman’s base salary to reflect the Committees’ desire to provide adjustments in a gradual and incremental fashion. In addition, the Committees look at executives at the executive vice president level and consider the appropriate compensation differential between the Chief Executive Officer and the executive vice presidents. Because the Chief Executive Officer’s job carries the highest level of responsibility and has the greatest ability to drive shareholder value, his total compensation contains a higher variable or “at-risk” component than that of other executives.

In order to show the compensation differentials between the Chief Executive Officer and executive vice president levels, Norfolk Southern has chosen to report compensation for all of its executive vice presidents in the compensation tables in this proxy statement and to discuss their compensation in this Compensation Discussion and Analysis section.

Compensation Policy Risk Assessment

The Committees assessed the risks arising from Norfolk Southern’s compensation policies and practices for all employees to determine whether such policies or practices are reasonably likely to have a material adverse effect on the company. As part of this assessment, the Committees engaged Pay Governance to conduct a compensation risk analysis and report its findings to the Committees. Pay Governance determined that because Norfolk Southern’s compensation policies and practices use performance metrics that correlate to long-term creation of shareholder value and that are applied consistently to all nonagreement employees, the actions of any individual or business unit are not likely to significantly affect the performance metrics or result in risks or rewards that vary significantly from the overall risk and reward structure of Norfolk Southern. For this reason, the Committees determined that Norfolk Southern’s compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Compensation Components

Overview

Norfolk Southern’s executive compensation programs for 2010 are designed so that, at target levels of performance, total direct compensation for Executive Officers is in approximately the 65th percentile in aggregate as compared to the Peer Group Companies. Total direct compensation consists of salary, annual bonus, and long-term incentives. In establishing compensation for the different executive levels, the Committees strive to provide internal pay equity across each level so that executives occupying positions at a similar level and having a similar level of responsibility, such as executive vice presidents, receive similar total direct compensation.

The Committees may adjust compensation for an individual executive based on individual performance. In particular, the Committees may reduce certain compensation that is performance-based (such as the annual bonus and performance shares), and may reduce or increase certain compensation that is not performance based (such as for restricted stock units). The Committees determined in 2010 that the performance of all Named Executive Officers met or exceeded expectations and therefore did not make any adjustments to compensation on the basis of individual performance.

The Committees consider what proportion of total direct compensation should be paid annually as base salary, as total cash compensation (salary plus bonus) and as long-term compensation. For 2010, the Committees targeted approximately the 50th percentile as compared to the Peer Group Companies as a guideline in establishing base salaries (see the discussion under “Salaries”) and the portion paid annually as total cash compensation. In 2010, the average portion of total direct compensation awarded as cash compensation was approximately 39% for Executive Officers, and the average portion of total direct compensation awarded as long-term incentive compensation was approximately 61%.

The Committees also consider where total direct compensation valued at the time of the award falls within the targeted 65th parameter. This comparison is based on salary for the upcoming year, an estimated 67% earn-out for the bonus, an estimated 50% earn-out for performance share units awarded for the upcoming year, a binomial model valuation for options, and an estimated fair market value for restricted stock units. The value of long-term incentive compensation is based on the estimated fair market value of Norfolk Southern’s stock at the time the award is approved by the Committees.

For 2010, base salaries, total cash compensation and total direct compensation for the Named Executive Officers fell at the following percentiles as compared to the aggregate for Peer Group Companies:

	Base Salary	Total Cash Compensation	Total Direct Compensation
Mr. Moorman	35%	39%	62%
Mr. Squires	49%	58%	70%
Ms. Butler	49%	58%	70%
Mr. Hixon	49%	58%	70%
Mr. Manion	49%	58%	70%
Mr. Rathbone	49%	58%	70%
Mr. Seale	49%	58%	70%

Mr. Moorman’s base salary fell within the targeted range, and his total cash compensation fell below the targeted percentile because his total direct compensation consists of a higher proportion of compensation which is at risk (i.e., bonus, options and performance shares). Base salary and total cash compensation for Ms. Butler, Mr. Hixon, Mr. Manion, Mr. Rathbone, Mr. Seale, and Mr. Squires fell within a reasonable range of the targeted 50th percentile for base salary and total cash compensation.

In awarding long-term incentive compensation, the Committees consider the targeted total direct compensation and the prior year’s award to determine the total size of the long-term incentive award. Once the Committees establish salary and bonus (i.e., total cash compensation), the remaining portion of total direct compensation is awarded as long-term incentive compensation. For Mr. Moorman, his total direct compensation awarded for 2010 was within a reasonable range of the target. For Ms. Butler, Mr. Hixon, Mr. Manion, Mr. Rathbone, Mr. Seale, and Mr. Squires, the Committees considered their total direct compensation to be within a reasonable range of the targeted parameter.

The greater the level of an executive’s responsibility, the higher the proportion of his or her compensation which is at risk. For the at-risk portion of total direct compensation, the Committees awarded Executive Officers approximately 26% as an annual incentive in the form of an annual bonus and approximately 74% as long-term incentive compensation (options and performance shares). Each of these components is described below. The establishment of short-term at-risk compensation (i.e., bonus) is based in part on the total cash compensation target, and the establishment of long-term at-risk compensation is based in part on the total direct compensation target; this allocation is not directly based on a target against comparative market data for the amount of short-term compensation and long-term compensation which is at risk. In addition, the Committees consider market practices, internal pay equity, and our objective to attract and retain highly qualified executives in establishing short-term at-risk and long-term at-risk compensation. This allocation is re-evaluated annually.

The Committees further consider the portion of total direct compensation which is to be awarded as long-term compensation (including both the fixed and the at-risk portions) and how the long-term piece of compensation should be allocated between options, performance shares, and restricted stock units. This allocation is based on general market practices, compensation trends, governance practices, and business issues facing Norfolk Southern. In making this determination, the Committees takes into account the potential dilutive effect of stock-based awards and the burn rate of such awards, including guidance on these measures from proxy advisory services, and further consider the purpose behind each element of long-term compensation and how the allocation among these elements will contribute to its overall compensation policies. The Committees do not target comparative market data in making this allocation decision.

Salaries

Norfolk Southern targets approximately the 50th percentile as compared to Peer Group Companies as a guideline in establishing Executive Officers’ base salaries. However, Norfolk Southern may provide for base salaries above the median if, in the Committees’ view, a particular executive’s performance exceeded expectations; if an executive takes on additional responsibilities; to provide internal pay equity; or under other special circumstances. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Annual Bonus

Each of our Executive Officers participates in Norfolk Southern’s Executive Management Incentive Plan (“EMIP”), which is designed to compensate executives based on achievement of annual corporate performance goals. For 2010, Norfolk Southern targeted the 50th percentile as compared to the Peer Group Companies for Executive Officers’ base salaries plus bonuses.

Under EMIP, each participant has an opportunity to earn a bonus amount that is contingent upon achieving the relevant performance goals. The performance goals for 2010 were based 37.5% on pre-tax net income, 37.5% on operating ratio and 25% on a composite of three service measures, consisting of adherence to operating plan, connection performance, and train performance (which we will refer to as the “composite service measure”). Each metric is based on objective performance targets, and the composite service measure is based on goals for each of the three individual service measures. The composite service measure is comprised of 30% for adherence to operating plan, 30% for connection performance and 40% for train performance. The portions of the bonus based on pre-tax net income, operating ratio and the composite service measure each vest independently, so it is possible to earn a bonus by achieving the threshold on only one of these metrics. Norfolk Southern selected these metrics because it believes that use of such metrics promotes operating efficiency and thereby enhances stockholder value. To further drive improved performance in service, the Committees raised the composite service measure goals for 2010.

For 2010, the Committees set the following threshold, target and maximum payouts:

•	if Norfolk Southern achieved only one of each target listed below, then a threshold payout of:

—	0.02% at a pre-tax net income of $1.42 billion, or

—	0.02% at an operating ratio of 80%, or

—	10% at a composite service measure of 75%

•	a targeted payout of 59% for a pre-tax net income of $2.175 billion, an operating ratio of 72.9% and a composite service measure of 82.9%, and

•

a maximum payout of 100% if Norfolk Southern achieved a pre-tax net income equal to or in excess of $2.5 billion, an operating ratio equal to or lower than 71.6%, and a composite service measure equal to or in excess of 84.0%.

For each of the three performance goals, the Committees set various targets and resulting payouts at regular intervals between the threshold, target and maximum. The final bonus percentage is calculated using a weighted average of the payouts for each performance measure as shown below:

Operating Ratio		Pre-Tax Net Income (billions)		Composite Service Measure
37.5%		37.5%		25%
OR	Payout	PTNI	Payout	CSM	Payout
71.6%	100%	$2.50	100%	84.0%	100%
71.7%	92%	$2.49	92%	83.2%	90%
71.8%	84%	$2.48	84%	82.4%	80%
71.9%	76%	$2.47	76%	81.6%	70%
72.0%	66%	$2.46	66%	81.0%	60%
72.5%	59%	$2.36	59%	79.8%	56%
73.0%	52%	$2.26	52%	78.6%	52%
73.5%	45%	$2.16	45%	77.4%	48%
74.0%	38%	$2.06	38%	76.2%	44%
74.5%	30%	$1.97	30%	75.0%	40%
>80.0%	0%	<$1.42	0%	<75.0%	0%

Actual results for the year were applied to each schedule to determine the earned 2010 award, as detailed below:

Performance Metric	Performance	% of Award Earned	Component Weighting	Subtotal
Operating Ratio	71.90%	76.00%	37.5%	28.50%
Pre-Tax Net Income (billions)	$2.367	59.49%	37.5%	22.31%
Composite Service Measure	76.70%	45.67%	25.0%	11.42%
Total				62.2%

Long-Term Incentive Awards

Norfolk Southern believes that the most effective means to encourage long-term performance by our Executive Officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment and other long-term awards which vest on achievement of pre-determined performance goals. For 2010, the Committees adjusted the mix of regular long-term awards, decreasing the proportion awarded as restricted stock units and increasing the proportion awarded as stock options and performance share units relative to 2009. Based on the value estimated at the time the Committees approved the award, the 2010 award resulted in a long-term award allocation of approximately 35% as options, 15% as restricted stock units, and 50% as performance shares (assuming a 50% earn-out of performance share units granted). For 2009, approximately 34% of long-term compensation was awarded as options, 24% as restricted stock units and 42% as performance shares.

For 2010 awards, Executive Officers are required by contract to reimburse Norfolk Southern for amounts distributed under these plans in the event of a restatement due to material noncompliance with the financial reporting requirements of the federal securities laws during the performance period. In addition, executives are required not to engage in competing employment as a condition to receiving the 2010 award.

Stock Options.    Norfolk Southern believes that use of options provides it with the ability to retain key employees and at the same time increase stockholder value since the value of the options is only realized if Norfolk Southern’s stock price increases from the date on which the options are granted. For 2010, the Committees maintained the option vesting period at four years to encourage retention of key employees and awarded dividend equivalents on options during the four-year vesting period.

With the exception of employees hired in connection with the Conrail transaction in 1999, since 1989, Norfolk Southern has granted stock options annually at the regularly scheduled January meeting of the Committees. The Committees approve all options grants and sets the option price based on a long-standing pricing practice. Under this long-standing practice, the Board of Directors approves year-end financial results at its January meeting, and Norfolk Southern typically releases such results the following day. Also at the January meeting, the Committees set the exercise price for the options as the fair market value of Norfolk Southern’s common stock on the first day of the upcoming window period during which executives are permitted to trade in Norfolk Southern’s securities and following the release of Norfolk Southern’s financial results (the “effective date”), thereby establishing a prospective effective date to price the options. Options are priced on the effective date of the grant at the higher of (i) the closing price or (ii) the average of the high and low price on the effective date of the grant.

Performance Shares.    Norfolk Southern uses performance shares to reward the achievement of performance goals over a three-year period. For performance shares, vesting of 1/3 of the shares is based on Return on Average Invested Capital, which Norfolk Southern believes is an indicator important to stockholders of a capital-intensive company such as Norfolk Southern. Return on Average Invested Capital for this purpose is calculated by dividing Norfolk Southern’s pre-tax income (adjusted to exclude interest expense and bonus accruals) by the average of Norfolk Southern stockholders’ equity plus debt due after one year as measured at the end of each year. Vesting of an additional one-third of the shares is based on total stockholder return as compared to the S&P 500 and the remaining 1/3 is based on operating ratio, all over a three-year performance period. Each 1/3 of performance shares granted vests independently of the other 2/3 and their respective performance metrics. For 2011, the Committees adjusted the total stockholder return factor to compare Norfolk Southern’s shareholder return with the publicly traded North American Class I railroads, with a threshold based on a comparison to the S&P 500, to incent greater management performance as compared with Norfolk Southern’s rail competitors. In addition, the Committees based this total shareholder return comparison on the end of the three-year period rather than using an average of each year’s result because the Committees determined it was a more appropriate three-year measurement of total shareholder return. Norfolk Southern believes that the use of the three metrics described above promotes the enhancement of stockholder value and efficient utilization of corporate assets.

In setting the performance targets for the 2010-2012 cycle, the Committees considered the performance targets for the 2009-2011 and 2008-2010 cycles and the earn-out percentages for prior years’ performance share awards. The Committees retained the same performance targets for Total Shareholder Return, Operating Ratio and Return on Average Invested Capital for the 2010-2012 cycle because they continued to believe these targets would continue to provide appropriate incentives. Before 2011, the Committees last raised the performance targets for Total Shareholder Return in 2009 and for Operating Ratio and Return on Average Invested Capital in 2007. For 2011, the Committees raised the performance targets for Operating Ratio for the 2011-2013 cycle to incent performance.

For the 2008-2010, 2009-2011 and 2010-2012 performance cycles, the performance criteria and resulting earn-out percentages are as follows:

Performance Metric	Three Year Average	% of PSUs Earned 2008-2010	% of PSUs Earned 2009-2011	% of PSUs Earned 2010-2012
Total Stockholder Return (“TSR”) vs. S&P 500	≥90th	100%	100%	100%
	80th	90%	88%	88%
	70th	85%	75%	75%
	60th	80%	63%	63%
	50th	75%	50%	50%
	40th	50%	40%	40%
	30th	30%	30%	30%
	≤25th	0%	0%	0%

Return on Average Invested Capital (“ROAIC”)	≥20%	100%	100%	100%
	19%	90%	90%	90%
	18%	80%	80%	80%
	17%	70%	70%	70%
	16%	60%	60%	60%
	15%	50%	50%	50%
	14%	40%	40%	40%
	13%	20%	20%	20%
	<13%	0%	0%	0%

Operating Ratio (“OR”)	≤68%	100%	100%	100%
	73%	75%	75%	75%
	78%	50%	50%	50%
	83%	25%	25%	25%
	>83%	0%	0%	0%

The earned award for the 2008-2010 performance shares was determined as follows:

Performance Metric	Performance	% of Award Earned	Component Weighting	Subtotal
Total Stockholder Return (“TSR”) vs. S&P 500	59.7%	79.9%	33.3%	26.6%
Return on Average Invested Capital (“ROAIC”)	16.5%	65.0%	33.3%	21.7%
Operating Ratio (“OR”)	72.8%	76.0%	33.3%	25.3%
Total				73.6%

For the 2010-2012 performance shares, Norfolk Southern used a 50% earn-out assumption to value the award for market comparison purposes. Over the past ten years, the earn-out has averaged 65%, ranging from 87% to 16% based on performance for the applicable performance cycle.

Restricted Stock Units.    Norfolk Southern believes that the use of time-based restricted stock units serves as a key retention tool for keeping valued members of management. For 2010, Norfolk Southern granted restricted stock units which vest on the fifth anniversary of the date of grant, which settle in whole shares of Norfolk Southern common stock and which units are not forfeited upon retirement, disability or death.

Retirement Plans and Programs

Norfolk Southern believes that its Retirement Plan and Supplemental Benefit Plan provide it with the ability to retain key employees over a longer period. Norfolk Southern sponsors a qualified defined benefit pension plan that provides a benefit based on age, service and a percentage of final average compensation. Norfolk Southern also sponsors a non-qualified supplemental benefit plan that provides a retirement benefit for salary that is deferred, restores the retirement benefit for amounts in excess of the Internal Revenue Code limitations for tax-qualified retirement plans and provides enhanced retirement benefits for certain executives. In addition to supporting the goal to retain key employees, Norfolk Southern believes that the supplemental benefit plan also recognizes, rewards and encourages contributions by its key employees and maintains internal equity by ensuring that benefit levels are based on compensation levels that reflect the relative value of each participant.

Other Benefits and Perquisites

Norfolk Southern provides the Executive Officers with certain health and welfare benefits as well as certain other perquisites which Norfolk Southern believes are necessary to retain Executive Officers and to enhance their productivity. The value of perquisites is considered as part of the total compensation package when other elements are evaluated.

Norfolk Southern’s Board of Directors has directed and requires each of the Chairman, President and Chief Executive Officer, his family and guests when appropriate, to use Norfolk Southern’s aircraft whenever reasonably possible for air travel. Norfolk Southern believes that such use of the corporate aircraft promotes its best interests by ensuring the immediate availability of this officer and by providing a prompt, efficient means of travel and in view of the need for security in such travel. For the same reasons, Norfolk Southern’s Board of Directors has determined that the Chairman, President and Chief Executive Officer may authorize employees and their guests to use the corporate aircraft for purposes which further the business interests of Norfolk Southern and when the aircraft is not otherwise needed for business use. Such use by other employees and their guests is infrequent. Other perquisites include executive physicals, personal use of company facilities, certain approved spousal travel, and tax preparation services. Norfolk Southern discontinued tax gross-up payments on all perquisites for executive officers in 2009, and the provision of company cars and club dues for the Chairman, President and Chief Executive Officer and the Executive Vice Presidents was discontinued in 2008 (except for the chief marketing officer, who is reimbursed for club dues on memberships which further the business interests of Norfolk Southern).

Norfolk Southern believes that the benefits and perquisites described above are appropriate to remain competitive compared to other companies and to promote retention of these officers.

Impact of the Tax Treatment of Awards on Norfolk Southern’s Compensation Policies

Norfolk Southern’s executive compensation program has been carefully considered in light of the applicable tax rules. Accordingly, Norfolk Southern amended the Long-Term Incentive Plan in 2010 with stockholder approval to permit the continued grant of performance-based compensation that meets the requirements of Section 162(m) and amended the Executive Management Incentive Plan in 2010 to permit the continued grant of Section 162(m) qualifying performance-based compensation under that Plan. However, Norfolk Southern believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. Norfolk Southern reserves and will continue to exercise its discretion in this area so as to serve the best interests of Norfolk Southern and its stockholders.

Change-in-Control Agreements

Norfolk Southern entered into change-in-control agreements during 1996 at a time of consolidation in the rail industry. The agreements were intended to provide certain economic protections to executives in the event of a termination of employment following a change-in-control of Norfolk Southern and to keep management intact and focused on the best interests of Norfolk Southern during uncertain times. Benefits will not be paid under the agreements unless both a change in control occurs and the executive’s employment is terminated or constructively terminated following the change in control. We believe this “double trigger” maximizes stockholder value because this structure would prevent an unintended windfall to management in the event of a change in control that does not result in the termination (or constructive termination) of employment of management. In 2002, the Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval. During 2006, Norfolk Southern, with assistance from outside compensation consultants, evaluated the existing change-in-control agreements. Based on the review conducted by the consultant, Norfolk Southern determined that the agreements were comparable in value to change-in-control agreements provided by similarly sized companies. The change-in-control agreements were revised in 2008 to comply with Section 409A of the Internal Revenue Code but did not enhance or increase benefits provided under the agreements as they existed prior to the revisions.

Share Ownership Guidelines

Norfolk Southern’s Board of Directors has established as part of its Corporate Governance Guidelines the following ownership guidelines for shares of Norfolk Southern stock for its directors and executive officers:

Position	Minimum Value
Director	5 times annual retainer

Chairman, President and Chief Executive Officer	5 times annual salary

Executive Vice Presidents	3 times annual salary

Senior Vice Presidents and Vice Presidents	1 times annual salary

For directors, Norfolk Southern common stock, restricted stock, stock equivalents held in Norfolk Southern’s dividend reinvestment plan, and deferred and restricted stock units held in Norfolk Southern’s Long-Term Incentive Plan or under the Directors’ Deferred Fee Plan count toward this requirement. For executive officers, Norfolk Southern common stock and stock equivalents held in Norfolk Southern’s 401(k) plan, dividend reinvestment plan and through share retention agreements are counted toward these requirements, but unexercised stock options or unvested equity awards do not count. Directors and officers may acquire such holdings over a five-year period. These ownership guidelines were increased in 2007, and all directors and officers currently meet this guideline or are expected to meet the guideline within the five-year grace period.

Pledging; Hedging

All Executive Officers of Norfolk Southern are required to clear any transaction involving its common stock with Norfolk Southern’s Corporate Secretary prior to engaging in the transaction. Certain Executive Officers maintain securities accounts at brokerage firms, and the positions held in such accounts, which may from time to time include shares of Norfolk Southern common stock, may be pledged as collateral security for the repayment of any debit balances in the accounts. None of Norfolk Southern’s Executive Officers have otherwise pledged or hedged Norfolk Southern’s securities.

Policies and Decisions Regarding the Adjustment or Recovery of Awards

While Norfolk Southern does not anticipate there would ever be circumstances where a restatement of earnings upon which incentive plan award decisions were based would occur, should such an unlikely event take place, Norfolk Southern, in evaluating such circumstances, would have discretion to take all actions necessary to protect the interests of stockholders up to and including actions to recover such incentive awards. For 2010, the Committees added a clawback provision to the 2010 performance share awards to permit the recovery of performance share awards following a material restatement of Norfolk Southern’s financial results. Similarly, the Executive Management Incentive Plan includes a clawback provision to permit recovery of bonuses under the Executive Management Incentive Plan as a result of any material noncompliance with any financial reporting requirement under the securities laws. Both the Long-Term Incentive Plan and the Executive Management Incentive Plan further allow for the reduction, forfeiture or recoupment of any award as may be required by law.

Compensation Tables

Summary Compensation Table

The following table shows the total compensation awarded to, earned by or paid to each Named Executive Officer during 2010 for service in all capacities to Norfolk Southern and our subsidiaries for the fiscal year ended December 31, 2010. The table also sets forth information regarding the fiscal 2009 and 2008 compensation. As described in the Compensation Discussion and Analysis section of this proxy statement, we are reporting compensation during 2010 for all our officers with positions at or above the level of executive vice president.

Name and Principal Position (a)	Year (b)	Salary[1] ($) (c)	Bonus ($) (d)	Stock Awards[2] ($) (e)	Option Awards[2] ($) (f)	Non- Equity Incentive Plan Compen- sation[1] ($) (g)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings[3] ($) (h)	All Other Compen- sation[4] ($) (i)	Total ($) (j)
Charles W. Moorman, IV Chairman, President and Chief Executive Officer	2010	950,000	0	3,914,529	2,085,750	1,181,800	2,705,649	124,818	10,962,546
	2009	950,000	0	4,870,540	2,499,750	613,700	3,677,575	144,611	12,756,176
	2008	950,000	0	6,768,618	2,415,000	1,759,400	1,867,304	132,239	13,892,561

James A. Squires Executive Vice President- Finance and Chief Financial Officer	2010	500,000	0	916,252	491,310	388,750	399,285	52,854	2,748,451
	2009	465,000	0	1,327,930	672,660	187,767	366,028	67,188	3,086,573
	2008	435,000	0	1,782,525	656,880	503,513	183,024	40,808	3,601,750

Deborah H. Butler Executive Vice President- Planning and Chief Information Officer	2010	500,000	0	916,252	491,310	388,750	809,441	57,384	3,163,137
	2009	465,000	0	1,327,930	672,660	187,767	854,407	49,778	3,557,542
	2008	435,000	0	1,782,525	656,880	503,513	284,734	22,665	3,685,317

James A. Hixon Executive Vice President-Law and Corporate Relations	2010	500,000	0	916,252	491,310	388,750	637,630	63,054	2,996,996
	2009	500,000	0	1,327,930	672,660	201,900	742,913	66,188	3,511,591
	2008	500,000	0	1,782,525	656,880	578,750	358,982	47,378	3,924,515

Mark D. Manion Executive Vice President- Operations	2010	500,000	0	916,252	491,310	388,750	877,134	35,306	3,208,752
	2009	500,000	0	1,327,930	672,660	201,900	1,163,210	37,420	3,903,120
	2008	500,000	0	1,782,525	656,880	578,750	602,013	36,204	4,156,372

John P. Rathbone Executive Vice President- Administration	2010	500,000	0	916,252	491,310	388,750	755,209	60,325	3,111,846
	2009	500,000	0	1,327,930	672,660	201,900	958,491	56,847	3,717,828
	2008	500,000	0	1,782,525	656,880	578,750	493,535	72,880	4,084,570

Donald W. Seale Executive Vice President and Chief Marketing Officer	2010	500,000	0	916,252	491,310	388,750	859,680	42,317	3,198,309
	2009	500,000	0	1,327,930	672,660	201,900	1,056,433	41,739	3,800,662
	2008	500,000	0	1,782,525	656,880	578,750	521,579	50,008	4,089,742

1Represents salary and non-equity incentive plan compensation earned during 2008, 2009 and 2010 received on a current or deferred basis.

2 Represents the full grant date fair value computed in accordance with FASB ASC Topic 718. For Performance Share Units, the full grant date fair value is determined consistent with the estimated full cost to be recognized over the three-year performance period, determined as of January 31 following the grant date under FASB ASC Topic 718. For discussions of the relevant assumptions made in calculating these amounts, see note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. For the grant date fair value of only those awards granted to the Named Executive Officers in 2010, see the Grants of Plan-Based Awards Table on page 42. The value of the Stock Awards reported in column (e), assuming the highest level of performance would be achieved, is as follows:

Year	C. W. Moorman	J. A. Squires	D. H. Butler	J. A. Hixon	M. D. Manion	J. P. Rathbone	D. W. Seale
2010	$6,208,800	$1,456,680	$1,456,680	$1,456,680	$1,456,680	$1,456,680	$1,456,680
2009	$6,695,965	$1,819,135	$1,819,135	$1,819,135	$1,819,135	$1,819,135	$1,819,135
2008	$7,822,075	$2,069,065	$2,069,065	$2,069,065	$2,069,065	$2,069,065	$2,069,065

3 Of these amounts for 2010, the following represent the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefits under our Retirement Plan and Supplemental Benefit Plan during 2010: Mr. Moorman, $2,696,087, Mr. Squires, $399,285, Ms. Butler, $803,002, Mr. Hixon, $629,530, Mr. Manion, $842,575, Mr. Rathbone, $720,159, and Mr. Seale, $811,995. The remainder of the amounts shown in this column for 2010 represent the amounts by which 2010 interest accrued on salary and bonuses deferred by them under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code.

4For each Named Executive Officer, the amount for 2010 includes (i) perquisites as set forth in the table below, (ii) matching contributions to our Thrift and Investment Plan of $8,575 for all Named Executive Officers, and (iii) premiums paid on individually owned executive life insurance policies as follows: for Mr. Moorman, $21,909, Mr. Squires, $18,391, Ms. Butler, $13,310, Mr. Hixon, $13,230, Mr. Manion, $13,534, Mr. Rathbone, $11,310, and Mr. Seale, $12,428. For the following Named Executive Officers, the figure also includes amounts we contributed to charitable organizations on their behalf pursuant to our matching gifts programs: for Mr. Moorman, $31,478, Mr. Squires, $25,000, Ms. Butler, $32,392, Mr. Hixon, $39,589, Mr. Manion, $5,000, Mr. Rathbone, $39,000, and Mr. Seale, $14,500. For Mr. Moorman, the amount also includes his proportional cost of NS-owned life insurance policies used to fund the Directors’ Charitable Award Program.

Perquisites for our Named Executive Officers during 2010 consisted of the following:

	Use of Corporate Aircraft ($)	Tax Preparation and Financial Planning ($)	Use of Corporate Auto ($)	Use of Corporate Facilities ($)	Annual Physicals ($)	Club Dues and Membership ($)	Spousal/ Guest Meals & Travel ($)	Gifts ($)	Total ($)
C. W. Moorman	48,988	0	0	0	3,800	0	1,848	361	54,997

J. A. Squires	0	0	0	0	0	0	788	100	888

D. H. Butler	0	1,650	0	390	0	0	967	100	3,107

J. A. Hixon	0	0	0	1,560	0	0	0	100	1,660

M. D. Manion	413	2,000	0	0	3,800	0	1,688	296	8,197

J. P. Rathbone	0	1,340	0	0	0	0	0	100	1,440

D. W. Seale	0	0	0	390	3,800	0	2,263	361	6,814

Perquisites also included participation in the Executive Accident Plan, for which there was no aggregate incremental cost. All perquisites are valued on the basis of aggregate incremental cost to us. With regard to personal use of company aircraft, aggregate incremental cost is calculated as the weighted-average cost of fuel, crew hotels and meals, aircraft maintenance and other variable costs. Use of corporate aircraft includes use by the Named Executive Officers and their spouses and other family members, as permitted by resolution of the Board of Directors.

2010 Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Committee Action Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options[5] (#) (j)	Exercise or Base Price of Option Awards[6] ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[7] ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Charles W. Moorman, IV	01/26/10	01/26/10	380	1,121,000	1,900,000
	01/29/10	01/26/10				450	56,250	112,500				5,373,000
	01/29/10	01/26/10							17,500			835,800
	01/29/10	01/26/10								112,500	47.76	2,085,750

James A. Squires	01/26/10	01/26/10	150	368,750	625,000
	01/29/10	01/26/10				106	13,250	26,500				1,265,640
	01/29/10	01/26/10							4,000			191,040
	01/29/10	01/26/10								26,500	47.76	491,310

Deborah H. Butler	01/26/10	01/26/10	150	368,750	625,000
	01/29/10	01/26/10				106	13,250	26,500				1,265,640
	01/29/10	01/26/10							4,000			191,040
	01/29/10	01/26/10								26,500	47.76	491,310

James A. Hixon	01/26/10	01/26/10	150	368,750	625,000
	01/29/10	01/26/10				106	13,250	26,500				1,265,640
	01/29/10	01/26/10							4,000			191,040
	01/29/10	01/26/10								26,500	47.76	491,310

Mark D. Manion	01/26/10	01/26/10	150	368,750	625,000
	01/29/10	01/26/10				106	13,250	26,500				1,265,640
	01/29/10	01/26/10							4,000			191,040
	01/29/10	01/26/10								26,500	47.76	491,310

John P. Rathbone	01/26/10	01/26/10	150	368,750	625,000
	01/29/10	01/26/10				106	13,250	26,500				1,265,640
	01/29/10	01/26/10							4,000			191,040
	01/29/10	01/26/10								26,500	47.76	491,310

Donald W. Seale	01/26/10	01/26/10	150	368,750	625,000
	01/29/10	01/26/10				106	13,250	26,500				1,265,640
	01/29/10	01/26/10							4,000			191,040
	01/29/10	01/26/10								26,500	47.76	491,310

1 Consistent with past practice, the Committees made all equity awards to directors and executive officers effective on the day after a full trading day has elapsed following the release of our fiscal year financial results. Because the meeting at which these awards were made occurred prior to the effective date of the awards, we have provided both dates in accordance with SEC rules. See page 36 of our Compensation Discussion and Analysis section for further discussion of our equity award grant practices.

2These awards were made pursuant to our Executive Management Incentive Plan (“EMIP”) and were earned upon the achievement of certain performance goals established by the Committees for the fiscal year ended December 31, 2010. For a discussion of these performance goals, see page 34 of our Compensation Discussion and Analysis section included in this proxy statement. The Committee targeted a payout of 59% in 2010 in setting the annual performance goals for EMIP incentive awards. Consequently, the target amounts in this column assume that the Named Executive Officers earned 59% of the maximum potential EMIP awards that they could have earned. The threshold amounts assume that the Named Executive Officers earned the minimum EMIP awards based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not have been entitled to any EMIP awards. Our Named Executive Officers actually earned 62.2% of their maximum potential EMIP awards based on our performance during 2010, which amounts are included under “Non-Equity Incentive Compensation” in the Summary Compensation Table.

3 These amounts represent grants of performance share units made pursuant to our Long-Term Incentive Plan (“LTIP”). These performance share units will be earned over the performance cycle ending December 31, 2012. For a discussion of the other material terms of these awards, see the narrative discussion which follows this table. LTIP does not provide a performance target for earning performance share units under this feature of the plan; however, the Committees target a payout of 50% in setting the performance goals for performance share unit awards. Consequently, the target amounts assume that the Named Executive Officers will earn 50% of the maximum potential number of performance share units that can be earned under the awards. The threshold amounts assume that the Named Executive Officers will earn the minimum number of performance share units based on performance required to trigger any level of payment; if company performance fell below performance goals required to earn the threshold amount, they would not receive any performance share units. Our Named Executive Officers actually earned 73.6% of their maximum potential performance share unit awards for the performance cycle ended December 31, 2010, based on our performance during the three-year period ended December 31, 2010.

4 These amounts represent grants of restricted stock units made under LTIP. For a discussion of the material terms of these awards, see the narrative discussion which follows this table.

5These options (of which the first 2,093 granted to each Named Executive Officer are incentive stock options and the remainder are non-qualified stock options) were granted as of January 29, 2010, and are exercisable as of January 29, 2014. Dividend equivalents are paid in cash to active employees on unexercised options for four years in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock.

6The Committees granted these options at an exercise price equal to the higher of the closing market price or the average of the high and low prices of our common stock on the effective date of the grant. The closing price was lower than the average price on the date of grant, so the exercise price shown is the average price on the date of grant. The exercise price may be paid in cash or in shares of our common stock (previously owned by the optionee for at least one year preceding the date of exercise) valued on the date of exercise.

7Amounts represent the full grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. For awards that entitle the Named Executive Officers to dividends or dividend equivalents, those amounts are computed in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Awards

Our Long-Term Incentive Plan (“LTIP”), as last approved by stockholders in 2010, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units and performance share units to directors, officers and other key employees of Norfolk Southern and its subsidiaries. The Compensation Committee, Performance- Based Compensation Committee, or any other Committee of the Corporation’s Board of Directors that is authorized to grant awards under LTIP has sole discretion (except as the Committee may have delegated to the Chief Executive Officer) to:

•	interpret LTIP;

•	select LTIP participants;

•	determine the type, size, terms and conditions of awards under LTIP;

•	authorize the grant of such awards; and

•	adopt, amend and rescind rules relating to LTIP.

Except for capital adjustments such as stock splits, the exercise price of a stock option granted under LTIP may not be decreased after the option is granted, nor may any outstanding option be modified or replaced through cancellation if the effect would be to reduce the price of the option, unless the repricing, modification or replacement is approved by our stockholders. Receipt of an award under LTIP in 2010 was made contingent upon the participant’s execution of a non-competition agreement, and all awards are subject to forfeiture in the event the participant “engages in competing employment” for a period of time following retirement.

The Committees met to approve the 2010 option grants on January 26, 2010. In order to permit thorough dissemination of our financial results for the fiscal year ended December 31, 2009, the Committees made these grants effective January 29, 2010. See page 35 of our Compensation Discussion and Analysis section for further discussion of our equity award grant practices. These options become exercisable as of January 29, 2014, or if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the participant’s retirement or death. Dividend equivalents are paid in cash to active employees on unexercised options for four years in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the date of exercise.

The restricted stock units awarded in 2010 are subject to a five-year restriction period and will be settled in shares of our common stock. Dividend equivalents are paid in cash on restricted stock units in an amount equal to, and commensurate with, regular quarterly dividends paid on our common stock. During the restriction period, the holder of restricted stock units has no voting or investment power over the underlying common stock.

Performance share units entitle a recipient to receive performance-based compensation at the end of a three-year performance cycle based on our performance during that three-year period. For awards made in 2010, the award cycle began on January 1, 2010 and ends December 31, 2012. Under the 2010 performance share unit awards, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for earning up to one-third of the total number of performance share units granted (with each one-third portion vesting independent of the other portions): (1) three-year average return on average invested capital, (2) three-year average operating ratio, and (3) three-year total return to stockholders. A more detailed discussion of these performance criteria can be found beginning on page 36 of our Compensation Discussion and Analysis section included in this proxy statement. Performance share units that are earned will be distributed in whole shares of our common stock, with any fraction of a whole share of common stock paid in cash.

For 2010, awards to our Named Executive Officers under the Executive Management Incentive Plan (“EMIP”) were paid based on our performance relative to the following pre-determined criteria: operating ratio, pre-tax net income, and a composite of three service measures, consisting of adherence to operating plan, connection performance and train performance. The performance standards relative to these criteria were established by the Committees in January 2010. A more detailed discussion of these performance criteria can be found on page 34 of our Compensation Discussion and Analysis included in this proxy statement.

The Committees set Mr. Moorman’s 2010 incentive opportunity at 200% of his 2010 base salary, and the remaining Named Executive Officers’ at 125% of their 2010 base salaries. For 2010, all Named Executive Officers earned 62.2% of their individual incentive opportunity EMIP awards. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

For further discussion of our plans and how these LTIP and EMIP awards fit into our executive compensation program, see the Compensation Discussion and Analysis section beginning on page 29 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End 2010

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)[4] (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)[5] (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[6] (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[5] (j)
C. W. Moorman	24,905				19.6250	02/02/2013	108,000	6,784,560	195,200	12,262,464
	30,000				22.0200	01/29/2014
	45,000				34.1000	01/27/2015
	75,000				49.4250	01/26/2016
	125,000				49.5550	01/24/2017
		125,000	[1]		50.7400	01/23/2018
		137,500	[2]		38.7050	01/28/2019
		112,500	[3]		47.7600	01/28/2020

J. A. Squires	4,446				22.4900	01/27/2012	23,750	1,491,975	49,158	3,088,106
	5,095				19.6250	02/02/2013
	13,000				22.0200	01/29/2014
	9,000				34.1000	01/27/2015
	6,800				49.4250	01/26/2016
	11,000				49.5550	01/24/2017
		34,000	[1]		50.7400	01/23/2018
		37,000	[2]		38.7050	01/28/2019
		26,500	[3]		47.7600	01/28/2020

D. H. Butler	5,300				34.1000	01/27/2015	22,750	1,429,155	49,158	3,088,106
	4,100				49.4250	01/26/2016
	6,500				49.5550	01/24/2017
		34,000	[1]		50.7400	01/23/2018
		37,000	[2]		38.7050	01/28/2019
		26,500	[3]		47.7600	01/28/2020

J. A. Hixon	14,446				22.4900	01/27/2012	28,000	1,758,960	49,158	3,088,106
	40,000				19.6250	02/02/2013
	30,000				22.0200	01/29/2014
	16,000				34.1000	01/27/2015
	20,000				49.4250	01/26/2016
	34,000				49.5550	01/24/2017
		34,000	[1]		50.7400	01/23/2018
		37,000	[2]		38.7050	01/28/2019
		26,500	[3]		47.7600	01/28/2020

M. D. Manion	20,459				22.0200	01/29/2014	28,000	1,758,960	49,158	3,088,106
	16,000				34.1000	01/27/2015
	20,000				49.4250	01/26/2016
	34,000				49.5550	01/24/2017
		34,000	[1]		50.7400	01/23/2018
		37,000	[2]		38.7050	01/28/2019
		26,500	[3]		47.7600	01/28/2020

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)[4] (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)[5] (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[6] (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[5] (j)

J. P. Rathbone	30,000				19.6250	02/02/2013	28,000	1,758,960	49,158	3,088,106
	30,000				22.0200	01/29/2014
	16,000				34.1000	01/27/2015
	20,000				49.4250	01/26/2016
	34,000				49.5550	01/24/2017
		34,000	[1]		50.7400	01/23/2018
		37,000	[2]		38.7050	01/28/2019
		26,500	[3]		47.7600	01/28/2020

D. W. Seale	30,554				22.4900	01/27/2012	28,000	1,758,960	49,158	3,088,106
	24,905				19.6250	02/02/2013
	30,000				22.0200	01/29/2014
	16,000				34.1000	01/27/2015
	20,000				49.4250	01/26/2016
	34,000				49.5550	01/24/2017
		34,000	[2]		50.7400	01/23/2018
		37,000	[2]		38.7050	01/28/2019
		26,500	[3]		47.7600	01/28/2020

1These options vest on January 24, 2011 or, if the Named Executive Officer retires before that date, the date of retirement.

2 These options vest on January 28, 2013 or, if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the date of retirement or death.

3These options vest on January 29, 2014 or, if the Named Executive Officer retires or dies before that date, the later of one year after the grant date or the date of retirement or death.

4The following table provides information with respect to the vesting of each Named Executive Officer’s restricted stock units:

Name	01/25/12	01/24/13	01/29/14	01/29/15
C. W. Moorman	25,000	30,000	35,500	17,500
J. A. Squires	2,750	7,000	10,000	4,000
D. H. Butler	1,750	7,000	10,000	4,000
J. A. Hixon	7,000	7,000	10,000	4,000
M. D. Manion	7,000	7,000	10,000	4,000
J. P. Rathbone	7,000	7,000	10,000	4,000
D. W. Seale	7,000	7,000	10,000	4,000

5 These values are based on the $62.82 closing market price of our common stock on December 31, 2010.

6 These amounts represent (i) grants of performance share units made in 2009 pursuant to the Long-Term Incentive Plan (“LTIP”) that will be earned out over the three-year period ending December 31, 2011, and (ii) grants of performance share units made in 2010 pursuant to LTIP that will be earned out over the three-year period ending December 31, 2012. Because the number of performance share units earned is determined based on a three-year performance period for each cycle, the number of performance share units that may be earned by each Named Executive Officer for these grants is 68.9% for the grants of performance share units made in 2009, and 89.3% for the grants of performance share units made in 2010, which represents the actual percentage achieved for each completed year in the performance period and assuming the maximum goal is attained for each year in the performance period which is not yet completed. Actual results may cause the Named Executive Officers to earn fewer performance share units. Grants of performance share units made in 2009 that are earned will be paid one-half in cash and one-half in shares of our common stock, and grants of performance share units made in 2010 will be distributed in whole shares of common stock, with any fraction of a whole share of common stock paid in cash.

Option Exercises and Stock Vested in 2010

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)[1] (c)	Number of Shares Acquired on Vesting (#)[2] (d)	Value Realized on Vesting ($)[2] (e)
C. W. Moorman	25,554	1,022,416	90,000	4,398,750
	5,095	218,983

J. A. Squires	6,905	257,575	9,000	439,875
	3,231	145,993

D. H. Butler	0	0	5,300	259,038

J. A. Hixon	5,000 5,000 5,554	167,550 172,550 205,442	41,000	2,003,875

M. D. Manion	25,554	947,841	41,000	2,003,875
	24,905	995,122

J. P. Rathbone	25,554	928,361	41,000	2,003,875
	4,446	162,657

D. W. Seale	25,000	1,000,250	41,000	2,003,875
	4,446	174,105

1Represents the difference between the average of the high and low of the market price(s) of the underlying common stock on the day of exercise and the exercise price of the option(s).

2 Represents the aggregate number of restricted shares and restricted stock units that vested during fiscal 2010, multiplied by the average of the high and low of the market price(s) of the underlying shares on the vesting date(s).

Retirement Benefits

2010 Pension Benefits Table

The following table shows, as of December 31, 2010, each Named Executive Officer’s years of credited service, present value of accumulated benefit and benefits received, if any, under each of (i) the tax-qualified Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “Retirement Plan”) and (ii) the non-qualified Supplemental Benefit Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the “SERP”).

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Charles W. Moorman, IV	Retirement Plan SERP	38 38	1,811,285 12,373,195	0 0

James A. Squires	Retirement Plan SERP	19 19	410,091 1,031,847	0 0

Deborah H. Butler	Retirement Plan SERP	33 33	935,013 2,222,905	0 0

James A. Hixon	Retirement Plan SERP	26 26	925,693 2,783,360	0 0

Mark D. Manion	Retirement Plan SERP	36 36	1,223,506 4,046,759	0 0

John P. Rathbone	Retirement Plan SERP	30 30	1,265,823 3,419,828	0 0

Donald W. Seale	Retirement Plan SERP	35 35	1,298,377 3,896,462	0 0

Narrative to Pension Benefits Table

The above table shows the number of years of credited service and the actuarial present value of each Named Executive Officer’s accumulated benefits under our defined benefit plans as of December 31, 2010, which is the pension plan measurement date we use for financial reporting purposes. A retirement age of 60 is assumed for purposes of the table, the earliest time at which a participant may retire under the plans without any benefit reduction due to age. For a discussion of the other material assumptions applied in quantifying the present values of the above accrued benefits, see note 11 to our financial statements included with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The benefits shown are in addition to amounts payable under the U.S. Railroad Retirement Act.

Under the Retirement Plan and the SERP, except as noted above or in the event of a change in control (see below), each Named Executive Officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% of total years of creditable service, but not in excess of 40 years of creditable service (which would be equivalent to a maximum of 60% of such average compensation), less an offset for the annual Railroad Retirement Act annuity. Average compensation includes salary (including any pre-tax contributions the Named Executive Officer makes to our: (i) 401(k) plan; (ii) ChoicePlus Benefits Plan (for medical, dental and similar coverages); and (iii) pre-tax transportation plan), awards under the Executive Management Incentive Plan and unused vacation amounts paid upon severance from employment. Under the Retirement Plan and the SERP, annual retirement benefits will be payable to each Named Executive Officer upon retirement (although there may be a six-month delay in payment of benefits that accrued under the SERP after January 1, 2005 if required by Section 409A of the Internal Revenue Code) and, upon the Named Executive Officer’s death, to his or her spouse on a joint-and-survivor-annuity basis.

Ms. Butler and Messrs. Moorman, Hixon, Manion, Rathbone, and Seale are eligible for early retirement since they have reached age 55 and have 10 years of creditable service. If Ms. Butler and Messrs. Moorman, Hixon, Manion, Rathbone, and Seale choose to retire prior to age 60, their benefits will be reduced by 1/360th for each month they are under age 60 at the time of retirement.

We have no policy with regard to granting extra years of credited service. However, our Board has in certain circumstances credited executives with additional years of service. In addition, as described below, our change-in-control agreements provide for additional years of credited service in limited circumstances.

Deferred Compensation

Our Named Executive Officers may have deferred the receipt of portions of their compensation under two separate deferred compensation plans: the Officers’ Deferred Compensation Plan (“ODCP”) and the Executives’ Deferred Compensation Plan (“EDCP”). The table and narrative below describe the material elements of these plans.

2010 Nonqualified Deferred Compensation Table

Name (a)	Plan	Executive Contributions in Last FY ($)[1] (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)[2] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)[3] (f)
Charles W. Moorman, IV	ODCP	0	0	45,583	0	528,813
	EDCP	0	0	35,610	0	237,522

James A. Squires	ODCP	0	0	0	0	0
	EDCP	96,934	0	103,928	0	816,776

Deborah H. Butler	ODCP	0	0	34,645	0	416,467
	EDCP	0	0	102,199	0	1,330,929

James A. Hixon	ODCP	0	0	48,726	0	586,435
	EDCP	0	0	110,053	0	777,072

Mark D. Manion	ODCP	0	0	154,662	0	1,561,312
	EDCP	0	0	194,269	0	1,239,712

John P. Rathbone	ODCP	0	0	163,971	0	1,647,119
	EDCP	0	0	0	0	0

Donald W. Seale	ODCP	0	0	246,375	0	2,787,498
	EDCP	100,008	0	118,933	0	1,554,684

1 Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column(s) of the Summary Compensation Table.

2Of these amounts, the following amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and represent the extent to which 2010 interest accrued on salary and bonuses deferred under the Officers’ Deferred Compensation Plan exceeded 120% of the applicable Federal long-term rate provided in Section 1274(d) of the Internal Revenue Code: Mr. Moorman, $9,562; Mr. Squires, $0; Ms. Butler, $6,440; Mr. Hixon, $8,100; Mr. Manion, $34,559; Mr. Rathbone, $35,050; and Mr. Seale, $47,685.

3Of these amounts, the following amounts have been previously reported as compensation to the Named Executive Officer in our Summary Compensation Tables beginning with the fiscal year ended December 31, 2000 and ending with the fiscal year ended December 31, 2009: Mr. Moorman, $318,067; Mr. Squires, $345,004; Ms. Butler, $11,176; Mr. Hixon, $197,281; Mr. Manion, $1,016,695; Mr. Rathbone, $59,328; and Mr. Seale, $745,384.

Narrative to Nonqualified Deferred Compensation Table

The 2010 Nonqualified Deferred Compensation table presents amounts deferred under (i) the Officers’ Deferred Compensation Plan and (ii) the Executives’ Deferred Compensation Plan. Amounts deferred are credited to a separate memorandum account maintained in the name of each participant. We do not make contributions to participants’ accounts.

Amounts deferred before January 1, 2001, were deferred under the Officers’ Deferred Compensation Plan and earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the fixed interest rate is determined on the basis of the participant’s age at the time of the deferral. The total amount so credited for amounts deferred before January 1, 2001 (including interest earned thereon) is distributed in five or ten annual installments, determined on the basis of the participant’s age at the time of deferral, beginning in the year following the year in which the participant retires.

Amounts deferred on or after January 1, 2001, have been deferred under the Executives’ Deferred Compensation Plan. Participants may defer up to 25% of base salary and 100% of EMIP bonus payments and are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the participant. The hypothetical investment options include various mutual funds as crediting indices. With respect to each deferral, participants may choose to receive a distribution at the earliest of separation from service, disability, or a date that is at least five years but not more than 15 years after the deferral year has ended. The total amount credited to a participant will be distributed, in accordance with the participant’s elected distribution option, in one lump sum or a stream of annual cash payments. If an amount that was deferred on or after January 1, 2005 (including earnings equivalents thereon) is being distributed due to separation from service, the distribution will occur or commence at the later of (i) the beginning of the year following the year in which the participant separates from service, or (ii) six months from the date of separation from service.

Our commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance with executive officers as insureds under the policies. If the Board of Directors determines at any time that changes in the law affect our ability to recover the cost of providing the benefits payable under the Executives’ Deferred Compensation Plan and the Officers’ Deferred Compensation Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals. With respect to the Officers’ Deferred Compensation Plan, the adjusted rate of interest may not be less than one-half the rate otherwise provided for in the plan. For the Executives’ Deferred Compensation Plan, the adjusted rate may not be less than the lesser of (a) one-half the rate of earnings otherwise provided for in the Executives’ Deferred Compensation Plan or (b) 7%.

Potential Payments Upon a Change in Control or Other Termination of Employment

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our Named Executive Officers in the event of a termination of their employment with our company. Each of the circumstances that would require us to pay post-employment benefits is discussed below.

Change-in-Control Agreements

Generally

We have entered into change-in-control agreements with a number of key executives, including our Named Executive Officers. A Named Executive Officer will only receive the benefits provided under these agreements if:

•	a change in control of Norfolk Southern occurs, and

•

within two years of the change in control, we terminate the Named Executive Officer’s employment for any reason other than for “cause,” death, total disability or mandatory retirement, or the Named Executive Officer terminates his or her employment with us for “good reason.”

Definition of Change in Control

Generally, under these agreements, a change in control is defined as:

•	a merger, sale of all or substantially all of our assets or similar fundamental transaction which results in our stockholders holding less than 80% of the voting power of the combined company;

•	a stockholder-approved consolidation or dissolution pursuant to a recommendation of our Board of Directors;

•

a change in the composition of the Board of Directors that results in less than a majority of Board members having either (i) served on the Board for at least two years or (ii) been nominated or elected to be a director by at least two-thirds of directors who had at least two years of service at the time of the director’s nomination or election;

•	any person or organization acquires more than 20% of our voting stock; or

•	a determination by the Board that an event similar to those listed above has occurred or is imminent.

As noted below, the Named Executive Officers are entitled to accelerated payouts of amounts deferred under the Officers’ Deferred Compensation Plan and the Executives’ Deferred Compensation Plan (“EDCP”) upon a change in control. For amounts deferred after 2004 under the EDCP, only events described above that also constitute a change in control as defined in the regulations to Section 409A of the Internal Revenue Code will result in accelerated distribution of those amounts.

Benefits Payable Upon Termination Following a Change in Control

Under our change-in-control agreements, the Named Executive Officers who become entitled to the benefits under those agreements are generally entitled to receive:

•	three times their annual base salary plus incentive pay;

•	accrued but unpaid compensation;

•	a cash payment for unearned performance share units awarded and as to which the performance cycle has not been completed;

•	all dividend equivalents to which they would have been entitled had their employment not been terminated;

•	early payout of compensation that was deferred under our non-qualified deferred compensation plans;

•	accrued pension benefits, as modified by years of service and average final compensation enhancements provided by the change-in-control agreements;

•	unused vacation for the year of termination, plus vacation for the following year;

•	continued payment of premiums on the Named Executive Officer’s life insurance policy under our Executive Life Insurance Plan; and

•

continued medical and dental benefits, and $50,000 in group-term life insurance coverage, for a specified number of years but subject to termination if the Named Executive Officer receives substantially similar benefits from another employer after the termination of employment.

In addition, the Named Executive Officers are generally entitled to receive a payment in an amount sufficient to make them whole for any Federal excise tax on excess parachute payments.

The benefits to be provided to our Named Executive Officers under the change-in-control agreements are quantified in the table below. If we had terminated the Named Executive Officers’ employment for reasons described below under “Events Triggering Change in Control Payments,” these benefits would generally have been payable in a lump sum within ten business days of termination. However, any Severance Pay, Performance Share Unit equivalent, Accelerated Dividend equivalent, Vacation Pay and Prorata Incentive Pay would have been payable no earlier than six months after the Named Executive Officer’s termination date if the Named Executive Officer was a “Specified Employee” on his or her termination date and if the change in control was not a change in control as defined in the regulations to Section 409A of the Internal Revenue Code. A “Specified Employee” is, generally speaking, one of the 50 most highly compensated employees, and the term is defined within the change in control agreement. If payment of any amounts were delayed because the Named Executive Officer was a Specified Employee, the delayed payment would have been credited with interest during the period from the termination date until the benefit was distributed at 120% of the short term Applicable Federal Rate determined under section 1274(d) of the Internal Revenue Code that was in effect on the Named Executive Officer’s termination date.

Executive Benefits and Payments Upon Change in Control	Charles W. Moorman, IV1	James A. Squires[1]	Deborah H. Butler[1]	James A. Hixon[1]	Mark D. Manion[1]	John P. Rathbone[1]	Donald W. Seale[1]
Compensation
Severance Pay[2]	$8,550,000	$3,375,000	$3,375,000	$3,375,000	$3,375,000	$3,375,000	$3,375,000
Long Term Compensation
Performance Share Units
2009-2011 (performance period)[3]	$6,344,427	$1,707,228	$1,707,228	$1,707,228	$1,707,228	$1,707,228	$1,707,228
2010-2012 (performance period)[3]	$5,190,895	$1,222,744	$1,222,744	$1,222,744	$1,222,744	$1,222,744	$1,222,744
Stock Options[1]	$0	$0	$0	$0	$0	$0	$0
Accelerated Dividends	$1,798,560	$425,160	$417,240	$464,400	$464,400	$464,400	$464,400
Restricted Stock[5]	$0	$0	$0	$0	$0	$0	$0
Deferred Compensation6*	$306,404	$302,488	$981,052	$322,176	$957,984	$894,329	$1,440,645

Benefits and Perquisites
Incremental Non-Qualified Pension7*	$13,833,000	$2,027,000	$4,952,000	$4,178,000	$5,142,000	$4,827,000	$5,788,000
Post-retirement health and welfare benefits*	$22,659	$22,659	$22,659	$22,659	$15,106	$22,659	$22,659
Life Insurance Proceeds	$0	$0	$0	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$0	$0	$0	$0
Vacation Pay	$90,996	$47,893	$47,893	$47,893	$47,893	$47,893	$47,893
Post-retirement life insurance[8]	$8,060	$21,765	$30,587	$31,300	$23,129	$22,514	$21,958
Prorata Incentive Pay	$0	$0	$0	$0	$0	$0	$0
Excise Tax Gross-up on Severance Benefits[9]	$17,039,424	$4,421,000	$6,227,557	$4,613,879	$5,797,456	$5,265,841	$6,235,944

Total	$53,184,425	$13,572,937	$18,983,960	$15,985,279	$18,752,940	$17,849,608	$20,326,471

*Payable in accordance with the applicable plan.

1This analysis assumes that on December 31, 2010, (i) a change-in-control of our company occurred and (ii) each of the above Named Executive Officer’s employment with us was terminated without cause.

2These amounts represent three times the sum of each Named Executive Officer’s base salary plus Executive Management Incentive Plan (“EMIP”) incentive pay. If the Named Executive Officer had elected to defer either a portion of salary or bonus under the Executives’ Deferred Compensation Plan, then a corresponding portion of this amount would have been deferred and subsequently paid in accordance with the Named Executive Officer’s original deferral election rather than distributed in a lump sum.

3 These amounts represent benefits to which the Named Executive Officer would otherwise be entitled absent a change in control. Values based on (i) the $62.82 closing market price of our common stock on December 31, 2010, and (ii) the average earnout for performance share units for the two most recently completed cycles (73.45%), which is the assumed earnout required under the change-in-control agreements. See the Outstanding Equity Awards at Fiscal Year-End Table for each Named Executive Officer’s outstanding performance share unit awards. Performance share units are earned over a three-year cycle ending each December 31. SEC rules require that we assume a change in control occurred on the last day of our fiscal year. Therefore, our Named Executive Officers were fully vested in their performance share unit awards for the performance cycle ended December 31, 2010, and these awards are excluded from the above amounts.

4Excludes the value of vested options held by each Named Executive Officer as of December 31, 2010. Under each Named Executive Officer’s change-in-control agreement, in the event his or her employment with us is terminated in connection with a change in control, we are required to pay him or her the then current spread value of his or her vested options rather than require him or her to exercise them and sell the underlying shares. Based on the $62.82 closing market price of our common stock on December 31, 2010, the values of those options were as follows: Mr. Moorman, $6,254,921, Mr. Squires, $1,425,267, Ms. Butler, $293,358, Mr. Hixon, $4,712,837, Mr. Manion, $2,013,157, Mr. Rathbone, $3,698,280, and Mr. Seale, $4,710,444. See the Outstanding Equity Awards at Fiscal Year-End Table for more information regarding these options. Unvested options do not provide for accelerated vesting at the time of a change in control and would be forfeited upon termination of their employment. Accordingly, options which were unvested as of December 31, 2010, are excluded from these amounts.

5The change-in-control agreements do not provide for the acceleration of any unvested restricted shares or restricted stock units held by Named Executive Officers at the time their employment with us is terminated or upon a change in control. Under the terms of the Long-Term Incentive Plan (“LTIP”), they will forfeit any unvested restricted shares and restricted stock units if their employment is terminated for any reason other than Retirement, Disability or death. The Committees have the authority under LTIP to waive any restrictions on restricted shares and restricted stock units.

6Amount does not include the aggregate balance of the Named Executive Officer’s deferred compensation account as of December 31, 2010, in which the Named Executive Officer is currently vested. See column (f) of the Nonqualified Deferred Compensation Table for this amount. If the change in control was not a change in control as defined in the regulations to Section 409A of the Internal Revenue Code, then any portion of the deferred compensation that was subject to Section 409A would have been payable at the time and in the form provided under the terms of the plan under which the Named Executive Officer earned the benefit, without any acceleration or other alteration in the time and form of payment as a result of the change in control.

7Represents the amount by which the Named Executive Officer’s pension benefit, as enhanced by the change-in-control agreement, exceeds the actuarial present value of his or her accumulated pension benefits as of December 31, 2010. Amount does not include the actuarial present value of the Named Executive Officers’ accumulated pension benefits as of December 31, 2010. See the Pension Benefits Table for a description of the pension benefits to which the Named Executive Officers are entitled upon their retirement.

8The change-in-control agreements obligate us to pay the premiums on the Named Executive Officers’ life insurance policies as if the Named Executive Officer terminated due to retirement under the Executive Life Insurance Plan. These amounts represent the remaining premiums required to be paid to fully fund each policy in the minimum number of level annual premiums allowable without causing the policy to violate Section 7702 of the Internal Revenue Code.

9 These amounts are payable as and when the tax is imposed and paid. These amounts do not take into account potential mitigation of our excise tax gross-up obligations for those portions of the above compensation that may be determined to be reasonable compensation or are being paid in consideration of the non-competition covenants contained in the change-in-control agreements.

Events Triggering Change in Control Payments

If we terminate a Named Executive Officer’s employment with us for “cause,” we will not be required to pay the benefits provided under his or her change-in-control agreement. “Cause” is defined as any of the following if the result of the same is materially harmful to us:

•	an intentional act of fraud, embezzlement or theft in connection with the executive’s duties or in the course of his or her employment with us;

•	intentional wrongful damage to our property;

•	intentional wrongful disclosure of secret processes or of our confidential information; or

•	intentional violation of our Code of Ethics.

In addition, if a Named Executive Officer terminates employment with us within two years of a change in control for any of the following “good reasons,” we are required to pay the Named Executive Officer the benefits provided under his or her change-in-control agreement:

•	the Named Executive Officer is not elected or reelected to the office held immediately prior to the change in control, or—if serving as a director—he or she is removed as a director;

•	the Named Executive Officer’s salary or bonus opportunity is materially reduced below the amounts in effect prior to the change in control;

•

we terminate or materially reduce the value or scope of the Named Executive Officer’s perquisites, benefits and service credit for benefits provided under any employee retirement income or welfare benefit policies, plans, programs or arrangements in which he or she is participating immediately prior to the change in control and which have substantial value;

•

the Named Executive Officer determines in good faith that following the change in control, he or she has been rendered substantially unable to carry out or has suffered a substantial reduction in any of the substantial authorities, powers, functions, responsibilities or duties attached to the position he or she held immediately prior to the change in control;

•	the successor to the change in control does not assume all of our duties and obligations under the change-in-control agreement;

•

we require that the Named Executive Officer relocate his or her principal location of work in excess of 50 miles from his or her employment location immediately prior to the change in control, or that the Named Executive Officer travel away from his or her office significantly more than was required immediately prior to the change in control; or

•	there is any material breach of the change-in-control agreement by us or our successor.

Requirement Not to Compete

In exchange for the benefits provided under the change-in-control agreements and to help encourage management continuity, the Named Executive Officers agreed not to engage in competing employment for a period of three years from the date they originally executed the agreements and, if they accept benefits payable or provided under the agreements, they may not engage in competing employment for a period of one year from the date they are terminated following the change in control. “Competing employment” for this purpose is the provision of services of any type, kind or nature and in any capacity to any organization or person that is, that controls, that is controlled by, or one of whose significant customers or clients is (i) a Class I railroad operating in the United States, Canada or Mexico, (ii) an interstate trucking company operating in the United States, Canada or Mexico or (iii) a provider or arranger of intermodal services of any kind or nature, any portion of which services is provided or arranged in the United States.

Retirement

As of December 31, 2010, all Named Executive Officers other than Mr. Squires were of retirement age under our retirement plans. See “Termination for Any Other Reason” below for a discussion of the benefits to which Mr. Squires would have been entitled had he retired as of December 31, 2010. Ms. Butler and Messrs. Moorman, Hixon, Manion, Rathbone, and Seale were eligible to retire and choose to receive either (i) a temporary retirement benefit not to exceed $500 per month until reaching age 60, and thereafter the full amount of the accrued pension benefits disclosed in the Pension Benefits Table, or (ii) a reduced amount of the pension benefits disclosed in the Pension Benefits Table. Assuming each of the current Named Executive Officers other than Mr. Squires retired as of December 31, 2010, in addition to these pension benefits and the deferred compensation amounts disclosed in the Nonqualified Deferred Compensation Table, each of them would have been eligible for the following benefits:

Name	Performance Share Units[1]	Restricted Stock and Restricted Stock Units[2]	Medical Benefits[3]	Life Insurance[4]	Total
Charles W. Moorman, IV	$12,262,464	$6,784,560	$150,280	$8,060	$19,205,364

Deborah H. Butler	$3,088,106	$1,429,155	$133,177	$30,587	$4,681,025

James A. Hixon	$3,088,106	$1,758,960	$99,982	$31,300	$4,978,348

Mark D. Manion	$3,088,106	$1,758,960	$175,404	$23,129	$5,045,599

John P. Rathbone	$3,088,106	$1,758,960	$161,273	$22,514	$5,030,853

Donald W. Seale	$3,088,106	$1,758,960	$190,695	$21,958	$5,059,719

1 Represents the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2011, and December 31, 2012, assuming an earnout of 68.9% for the grants of performance share units made in 2009 and 89.3% for the grants of performance share units made in 2010, which represents the actual percentage achieved for each completed year in the performance period and assuming the maximum goal is attained for each year in the performance period which is not yet completed, and in each case based on the $62.82 closing market price of our common stock on December 31, 2010. The amounts for the performance cycles ending December 31, 2011, and December 31, 2012, are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement provisions under LTIP, we have included these amounts here as well. LTIP provides that if a participant retires before the end of the performance period, the awards are calculated and earned at the end of the performance period as if the participant had not retired.

2Represents the dollar value of restricted shares and restricted stock units based on the $62.82 closing market price of our common stock on December 31, 2010. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for retirement provisions of LTIP and their LTIP award agreements, we have included these amounts here as well. LTIP provides that if a participant retires before the end of the restriction period, the awards are paid or delivered at the end of the restriction period as if the participant had not retired.

3Represents estimated retiree medical benefits for the Named Executive Officers and their eligible dependents.

4Represents the remaining cost of individually owned executive life insurance policies as of December 31, 2010, which policy amounts are as follows: Mr. Moorman, $565,000; Ms. Butler, $300,000; Mr. Hixon, $570,000; Mr. Manion, $410,000; Mr. Rathbone, $500,000; and Mr. Seale, $550,000. In addition, each Named Executive Officer would be eligible for retiree life insurance coverage under the Corporation’s group life insurance program in the following amounts: Mr. Moorman, $5,000, Ms. Butler and Messrs. Hixon, Manion, Rathbone and Seale, $50,000.

Amounts above do not include the value of unexercised stock options held by the Named Executive Officers. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of these options. Under retirement provisions contained in the LTIP agreements, each option held by the Named Executive Officers will expire at the end of the term for which the option was granted. But for these retirement provisions, all of their options would expire at the close of business on their last day of employment with us.

Death or Disability

Death

If the current Named Executive Officers had died on December 31, 2010, the Named Executive Officer’s spouse would have been eligible for the pension benefits disclosed in the Pension Benefit Table (reduced on account of the Named Executive Officer’s death) and the Named Executive Officer’s designated beneficiaries would have been eligible for the deferred compensation benefits disclosed in the Non-Qualified Deferred Compensation Table. In addition, each Named Executive Officer’s spouse and/or designated beneficiaries would have been eligible for the following benefits:

Name	Performance Share Units[1]	Restricted Stock and Restricted Stock Units[2]	Medical Benefits	Life Insurance Proceeds	Total[3]
Charles W. Moorman, IV	$12,262,464	$6,784,560	$66,456	$2,850,000	$21,963,480

James A. Squires	$3,088,106	$1,491,975	$127,551	$1,500,000	$6,207,632

Deborah H. Butler	$3,088,106	$1,429,155	$30,000	$1,500,000	$6,047,261

James A. Hixon	$3,088,106	$1,758,960	$7,000	$1,500,000	$6,354,066

Mark D. Manion	$3,088,106	$1,758,960	$86,426	$1,500,000	$6,433,492

John P. Rathbone	$3,088,106	$1,758,960	$76,448	$1,500,000	$6,423,514

Donald W. Seale	$3,088,106	$1,758,960	$101,716	$1,500,000	$6,448,782

1 Represents the estimated dollar value of performance share units to be earned during the performance cycles ending December 31, 2011, and December 31, 2012, assuming an earnout of 68.9% for the grants of performance share units made in 2009 and 89.3% for the grants of performance share units made in 2010, which is based on the actual percentage earned for each completed year in the performance period and assuming the maximum goal is attained for each year in the performance period which is not yet completed, and in each case based on the $62.82 closing market price of our common stock on December 31, 2010. The amounts for the performance cycles ending December 31, 2011, and December 31, 2012, are also included in the Outstanding Equity

Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for death benefit provisions under LTIP, we have included these amounts here as well.

2Represents the dollar value of restricted shares and restricted stock units based on the $62.82 closing market price of our common stock on December 31, 2010. These amounts are also included in the Outstanding Equity Awards at Fiscal Year-End Table. However, because the Named Executive Officers would forfeit these awards but for death benefit provisions of LTIP and their LTIP award agreements, we have included these amounts here as well.

3 In addition to the amounts listed in the table, if a Named Executive Officer died or was totally and permanently disabled for at least 12 months, in either case as a result of an accident that was covered under the insurance policy that provides benefits under the Executive Accident Plan, then the Named Executive Officer (in the case of disability) or his or her beneficiary (in the case of death) would receive a $400,000 lump sum payment from the insurance company.

Amounts above do not include the value of unexercised stock options held by the Named Executive Officers. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of these options. Under death benefit provisions contained in the agreements, each option held by the Named Executive Officers will expire at the end of the term for which the option was granted. But for these death benefit provisions, all of their options would have expired at the close of business on their last day of employment with us.

Disability

If the current Named Executive Officers had become disabled on December 31, 2010, each of them other than Mr. Squires could elect to retire and receive up to the benefits set forth above under “Retirement—Current Executive Officers.” For Mr. Squires and any other Named Executive Officer electing not to retire, each would be entitled to disability benefits in an amount equal to one-half of the Named Executive Officer’s base salary.

Under disability benefit provisions contained in LTIP and the LTIP agreements, each option held by the Named Executive Officers would expire at the end of the term for which the option was granted and the restrictions on each restricted share and restricted stock unit held by the Named Executive Officers would lapse upon the expiration of the applicable restriction period; but for these disability benefit provisions, the Named Executive Officers would forfeit all unexercised options and unvested restricted shares and restricted stock units. See the Outstanding Equity Awards at Fiscal Year-End Table for a complete list of options, restricted shares and restricted stock units held by the Named Executive Officers.

Termination for Any Other Reason

As noted above, each of the Named Executive Officers other than Mr. Squires was eligible to retire as of December 31, 2010; accordingly, had their employment been terminated by us or by them as of that date, each would have been entitled to the benefits set forth above under “Retirement—Current Executive Officers.” Because Mr. Squires had at least 10 years of service as of December 31, 2010, had he terminated employment as of that date, he would have been eligible for either (i) the full amount of his accrued pension benefit disclosed in the Pension Benefits Table beginning at age 60, or (ii) an actuarially reduced amount of the pension benefit disclosed in the Pension Benefits Table beginning at age 55.

In addition to these pension benefits, each current Named Executive Officer would have been entitled to receive the deferred compensation benefits fully disclosed in the Nonqualified Deferred Compensation Table.

We also have a Severance Pay Plan. Under the Severance Pay Plan, if the current Named Executive Officers’ employment had been terminated as of December 31, 2010, due to the executive’s position being abolished in connection with downsizing or internal restructuring, the Named Executive Officers would have been entitled to the following benefits:

•

two weeks of the executive’s annual base salary for each year of service up to a maximum of 80 weeks (but not in excess of twice the annual amount of the executive’s salary payable in the 12-month period preceding the executive’s severance date);

•

continued health care benefits for the executive and the executive’s eligible dependents until the earlier of (a) 12 months from the severance date, or (b) until those health care benefits would otherwise terminate under the continuation of coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA); and

•	outplacement assistance for up to 90 days.

If the current Named Executive Officers’ employment had been terminated by us for a reason other than as described above, then the Named Executive Officers would have been entitled to one week of the executive’s annual base salary for each year of service up to a maximum of 26 weeks, with the amount capped at two times the executive’s salary paid in the 12-month period preceding the executive’s severance date. The Named Executive Officers would not have been entitled to Severance Pay Plan benefits if terminated for reasons including, without limitation, the following: indictment, conviction of, or entering a plea of nolo contendere to any felony; commission of theft, fraud, or embezzlement, resulting in gain or personal enrichment; failure or refusal to substantially perform his or her duties for the Corporation; conduct deemed so detrimental to the interests of the Corporation that, in the judgment of the Plan Administrator, it should result in the termination not being deemed a severance; being unable to substantially perform his or her duties because of a physical or mental condition, including a condition that entitles him or her to benefits under any sick pay or disability income policy or program; refusing to transfer to another nonagreement position in the same department; or refusing to transfer to another nonagreement position in a different department assigned to a pay band with the same or higher bonus opportunity.

Directors’ Charitable Award Program Benefit

In addition to the benefits described above, Mr. Moorman continues to be entitled to nominate one or more tax-exempt institutions to receive up to $500,000 from Norfolk Southern following his death. We continue to pay the life insurance premiums we use to fund this program. See “Narrative to Non-Employee Director Compensation Table—Directors’ Charitable Award Program” above for more information regarding this program.

Non-Competition

In addition to restrictions imposed under our change-in-control agreements, certain awards under LTIP were—beginning in 2006—made subject to forfeiture in the event the Named Executive Officer “engages in competing employment” for a period of time following termination. For these purposes, “engages in competing employment” means working for or providing services to any of our competitors in North American markets in which we compete.

Future Severance Benefits Policy

In 2002, our Board of Directors agreed to abide by a stockholder approved proposal that future severance agreements with senior executives that exceed 2.99 times the sum of the executive’s base salary plus bonus require stockholder approval.

Joint Report of Committees

The Compensation Committee and Performance-Based Compensation Committee of our Board of Directors oversee our compensation program on behalf of the Board. In fulfilling their oversight responsibilities, the Compensation Committee and Performance-Based Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee and Performance-Based Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2010, and our proxy statement to be filed in connection with our 2010 Annual Meeting of Stockholders, each of which will be filed with the SEC.

2010 Members of the Compensation Committee

Alston D. Correll, Chair

Gerald L. Baliles, Member

Daniel A. Carp, Member

Landon Hilliard, Member

Karen N. Horn, Member

Steven F. Leer, Member

2010 Members of the

    Performance-Based Compensation Committee

Daniel A. Carp, Chair

Gerald L. Baliles, Member

Karen N. Horn, Member

Steven F. Leer, Member

STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with SEC regulations and with our Bylaws. Any such proposal for the 2012 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510-9219, as follows:

To be eligible for inclusion in our proxy statement and form of proxy, it must be received no later than November 24, 2011; or to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in our proxy materials), it must be received during the period that begins December 4, 2011 and ends February 12, 2012.

By order of the Board of Directors,

HOWARD D. McFADDEN
Corporate Secretary

Appendix A

PEER GROUP COMPANIES

Rail Industry Peer Group

BSNF Railway

Canadian National Railway

Canadian Pacific Railway

CSX

Kansas City Southern

Union Pacific

General Industry Peer Group

AIG	FirstEnergy	Progress Energy
Air Products and Chemicals	Fortune Brands	Progressive
Alcon Laboratories	Gannett	Public Service Enterprise Group
Ameren	Gap	Pulte Homes
American Electric Power	General Mills	QUALCOMM
A&P	Genworth Financial	Quest Diagnostics
Applied Materials	Goodrich	Qwest Communications
ArvinMeritor	Hartford Financial Services	Reliant Energy
Atmos Energy	Henry Schein	Research in Motion
Atos Origin	Hertz	R.R. Donnelley
Automatic Data Processing	Hormel Foods	Ryder System
Avery Dennison	Ingersoll-Rand	SAIC
Avon Products	Integrys Energy Group	Sanmina-SCI
Ball	ITT—Corporate	Sara Lee
Baxter International	Jacobs Engineering	Seagate Technology
Blue Shield of California	KBR	Sempra Energy
Boehringer Ingelheim	Kellogg	Sherwin-Williams
Boston Scientific	Lenovo	Smurfit-Stone Container
Calpine	Limited	Southwest Airlines
Campbell Soup	Lincoln Financial	Starbucks
Catholic Healthcare West	Loews	Sun Microsystems
Celestica	L-3 Communications	Tenet Healthcare
CenterPoint Energy	Marriott International	Tennessee Valley Authority
CMS Energy	Masco	Terex
ConAgra Foods	McDermott	Textron
Consolidated Edison	MeadWestvaco	Tyco Electronics
Covidien	Medtronic	Unum Group
CSX	Monsanto	US Airways
Dana	Mosaic	VF
Dean Foods	Navistar International	Viacom
Duke Energy	Newmont Mining	Visteon
Eastman Chemical	NRG Energy	Waste Management
Eastman Kodak	Office Depot	Wellcare Health Plans
eBay	Oshkosh Truck	Western Digital
Ecolab	Owens-Illinois	Weyerhaeuser
Edison International	Pacific Gas & Electric	Whole Foods Market
Embarq	Parker Hannifin	Williams Companies
Embraer	Pepco Holdings	Winn-Dixie Stores
EMC	Pitney Bowes	WPP
EMCOR Group	PPL	W.W. Grainger
Entergy	Praxair	Xcel Energy
Federal-Mogul	Principal Financial	Yum! Brands

TWO MORE WAYS TO VOTE YOUR PROXY, VOTE BY TELEPHONE OR INTERNET

24 HOURS A DAY – 7 DAYS A WEEK.

Internet and telephone votes on this proxy will be accepted until 5:00 p.m. EDT on Wednesday, May 11, 2011.

INTERNET http://www.proxyvoting.com/nsc Go to the website address shown above. Have your proxy card in hand. Follow the simple instructions.

TELEPHONE 1-866-540-5760 Use any touch-tone telephone. Have your proxy card in hand. Follow the simple recorded instructions. CALL TOLL-FREE TO VOTE

MAIL Mark sign and date your proxy card. Detach card from this form. Return the card in the postage-paid envelope provided.
If you have submitted your proxy by Internet or by telephone, there is no need for you to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner and to the same extent as if you marked, signed and returned the proxy card.

  WO#

95518-1

▼    DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET    ▼

						Please mark your votes as indicated in this example		☒
The Board of Directors recommends a vote FOR the following items, and this proxy card will be voted accordingly if no choice is specified:

1. ELECTION OF DIRECTORS: Nominees - 2012:	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.1 Gerald L. Baliles 1.2 Erskine B. Bowles 1.3 Karen N. Horn 1.4 J. Paul Reason	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

2.   Ratification of the appointment of KPMG LLP, independent registered public accounting firm, as Norfolk Southern’s independent auditors for the year ending December 31, 2011.

3.   Approval of executive compensation as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders.

						☐ ☐	☐ ☐	☐ ☐

The Board of Directors recommends a vote of ONE YEAR on the following item, and this proxy card will be voted accordingly if no choice is specified:

					ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN

				4. Frequency of stockholders advisory vote on executive compensation, every	☐	☐	☐	☐

In addition, in their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or authorized representative, please indicate full title as such. Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Signature	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2010 Annual Report to Shareholders are available at:

http://bnymellon.mobular.net/bnymellon/nsc

▼    FOLD AND DETACH HERE    ▼

NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 2011

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints and authorizes Alston D. Correll, Steven F. Leer, and Burton M. Joyce, and each or any of them, proxy for the undersigned, with full power of substitution, to represent and vote all shares of Norfolk Southern Corporation common stock held by the undersigned with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 12, 2011, at 10:00 A.M., Eastern Daylight Time, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated March 23, 2011, and to transact such other business as properly may come before such meeting(s).

The undersigned acknowledges receipt of the Notice and Proxy Statement dated in each case March 23, 2011. All other proxies heretofore given by the undersigned to vote shares of Norfolk Southern Corporation common stock are expressly revoked hereby.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, RATIFICATION OF KPMG AS INDEPENDENT AUDITORS, AND APPROVAL OF EXECUTIVE COMPENSATION AND ONE YEAR FOR THE FREQUENCY OF THE STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued, and to be MARKED, DATED AND SIGNED, on the other side)	WO# 95518-1